Exhibit 4.1

Execution Version

AMENDED AND RESTATED SENIOR NOTES INDENTURE

Dated as of December 16, 2021

Among

WEWORK COMPANIES LLC,

WW CO-OBLIGOR INC.,

THE GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

5.00% SENIOR NOTES DUE 2025

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Appendix A	Provisions Relating to the Notes

Exhibit A	Form of Note
Exhibit B	Form of Letter of Representation in Connection with Series I Note Exchange
Exhibit C	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

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AMENDED AND RESTATED SENIOR NOTES INDENTURE, dated as of December 16, 2021, among WeWork Companies LLC, a limited liability company incorporated under the laws of Delaware (the “Company”), WW Co-Obligor Inc. (as successor to WeWork CO Inc.), a Delaware corporation (the “Co-Obligor”), the Guarantors listed on the signature pages hereto and U.S. Bank National Association, a national banking association organized under the laws of the United States, as Trustee.

W I T N E S S E T H

WHEREAS, the Company, the Co-Obligor, the Guarantors and the Trustee are parties to that certain Senior Notes Indenture, dated as of July 10, 2020 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Indenture”), pursuant to which the Company and the Co-Obligor previously issued $2,200,000,000 in aggregate principal amount of 5.00% Senior Notes due 2025 (the “Original Notes”), which Original Notes are held on the date hereof by Starbright WW LP, a Cayman Islands exempted limited partnership (the “Original Noteholder”); and

WHEREAS, the Original Noteholder has consented to the execution of this Indenture and the Company, the Co-Obligor and the Trustee are entering into this Indenture in accordance with the terms of the Original Indenture.

NOW, THEREFORE, the Company, the Co-Obligor, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“2021 Offering Memorandum” means the offering memorandum dated December 9, 2021 related to the offer and sale of the Series II Notes by the Original Noteholder. “Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness, Disqualified Stock or Preferred Stock of any other Person or any of its Subsidiaries existing at the time such other Person is merged, consolidated or amalgamated with or into such specified Person or becomes a Restricted Subsidiary of such specified Person, (2) Indebtedness assumed in connection with the acquisition of assets from such Person, or (3) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged, consolidated or amalgamated with or into such specified Person or becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant, equipment or other asset to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Notes” means Additional Series I Notes and/or Additional Series II Notes, as the context requires.

“Additional Series I Notes” means additional Series I Notes ( for the avoidance of doubt, other than the Initial Series I Notes) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09.

“Additional Series II Notes” means additional Series II Notes (for the avoidance of doubt, other than the Initial Series II Notes) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1) plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(a) Consolidated Interest Expense;

(b) Consolidated Income Taxes;

(c) depreciation and amortization expense, including amortization of intangibles (including, but not limited to, goodwill) and organization costs;

(d) impairment charges recorded in connection with the application of Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other, or Topic 360, Property, Plant and Equipment;

(e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business);

(f) non-cash charges, non-cash expenses or non-cash losses for such period (excluding any such charge, expense or loss Incurred in the ordinary course of business that constitutes an accrual of, or a reserve for, cash charges for any future period, other than accruals for (i) straight-line rent expense on leases that include future rent escalations, (ii) asset retirement obligations, and (iii) other non-cash accruals included in consolidated rent expenses under GAAP, which may involve future cash charges), including any non-cash compensation expense and any expense related to the issuance of equity to non-employees for services rendered;

(g) real estate commissions (in connection with the execution of leases) received in cash in such period to the extent not otherwise included in Consolidated Net Income for such period;

(h) charges, costs, fees and expenses Incurred in connection with this Indenture, any acquisition, Investment, Asset Disposition or other disposition, and the Incurrence, issuance or amendment of any Indebtedness or Equity Interests, in each case whether or not such transaction is successful or consummated for such period;

(i) any restructuring charges or expenses, integration costs or other business optimization charges or expenses; provided that the amounts referred to in this clause (i) shall not, in the aggregate, exceed 15.0% of Adjusted EBITDA Before Growth Investments in the most recent four consecutive fiscal quarters of the Company (calculated before giving effect to such amounts pursuant to this clause (i)); and

(j) bonuses paid to executives in connection with any strategic transaction or offering of Equity Interests;

(2) minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of:

(a) any non-cash items to the extent increasing such Consolidated Net Income(excluding any such items which represent the recognition of deferred revenue, the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Adjusted EBITDA in any prior period, and any such items for which cash was received in a prior period that did not increase Adjusted EBITDA in any prior period); and

(b) if Consolidated Income Taxes is a benefit, the amount of such benefit;

(3) minus the aggregate amount of Investments made by the Company and its Restricted Subsidiaries in ChinaCo and its Restricted Subsidiaries during such period and outstanding at the end of such period; and

(4) plus or minus, without duplication and to the extent reflected in such Consolidated Net Income for such period, the following items to be excluded for the purposes of calculating Adjusted EBITDA:

(a) any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments;

(b) any unrealized net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(c) any net income or loss included in the consolidated statement of operations with respect to non-controlling interests due to the application of Accounting Standards Codification Topic 810, Consolidation;

(d) any net gain or loss resulting in such period from currency translation or remeasurement gains or losses pursuant to Accounting Standards Codification Topic 830, Foreign Currency Matters;

(e) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition; and

(f) the cumulative effect of a change in accounting principles;

provided that the Adjusted EBITDA of ChinaCo and its Restricted Subsidiaries shall be excluded in computing Adjusted EBITDA to the extent otherwise included in computing Adjusted EBITDA.

Notwithstanding the foregoing, clauses (1)(b) through (j) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Adjusted EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Adjusted EBITDA Before Growth Investments” means Adjusted EBITDA for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income or Adjusted EBITDA for such period, the sum of:

(1) expenses Incurred before a location opens for member operations (as determined by the Company in good faith), including, but not limited to, rent expense, real estate and related taxes, common area maintenance charges, utilities, cleaning and personnel and related expenses, in each case of the type that could be recorded on the Reference Date under “Pre-opening community expenses” on the Company’s consolidated statement of operations for such period prepared in accordance with GAAP; plus

(2) growth expenses, including, but not limited to, all non-capitalized development, warehousing and logistics-related expenses, non-capitalized personnel and related expenses for development, design, product, research, research and development, leasing, and real estate employees and other employees focused primarily on growth activities, cost of goods sold in connection with the Powered by We on-site office design and development solutions, expenses Incurred pursuing new markets and products, and expenses Incurred operating or incubating new product offerings or business lines (as determined by the Company in good faith), in each case of the type that could be recorded on the Reference Date under “Growth and new market development” on the Company’s consolidated statement of operations for such period prepared in accordance with GAAP plus any additional expense types that may be Incurred in the future in connection with any new products or services; plus

(3) sales and marketing expenses, including, but not limited to, advertising costs, sales and marketing personnel and related expenses, member referral fees, and costs associated with strategic marketing events, in each case of the type that could be recorded on the Reference Date under “Sales and marketing” on the Company’s consolidated statement of operations for such period prepared in accordance with GAAP; plus

(4) other operating expenses, including expenses related to costs of operating and providing goods and services by other businesses not directly attributable to the operation of the Company’s WeWork community product offerings and not related to other early-stage product offerings or business lines already accounted for in clause (2) above, in each case of the type that could be recorded on the Reference Date under “Other operating expenses” on the Company’s consolidated statement of operations for such period prepared in accordance with GAAP plus any similar types of expenses (as determined by the Company is good faith) that may be Incurred in the future in connection with additional businesses launched or acquired; minus

(5) revenues recorded in “Other revenues” on the Company’s consolidated statement of operations for such period prepared in accordance with GAAP that are directly attributable to a particular location, product or service for which expenses are being included in clauses (1) through (4) above (as determined by the Company in good faith); provided that the amount of revenues included pursuant to this clause (5) shall not exceed the aggregate expenses included pursuant to clauses (1) through (4) in respect of such location, product or service;

provided that the amounts described in clauses (1), (2), (3), (4) and (5) above recorded by ChinaCo and its Restricted Subsidiaries shall be excluded in computing Adjusted EBITDA Before Growth Investments to the extent otherwise included in computing Adjusted EBITDA Before Growth Investments.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the principal amount of such Note (assuming the final maturity date of such Note is April 10, 2025) plus (ii) all required interest payments due on such Note through April 10, 2025 (excluding accrued but unpaid interest to but excluding the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Asset Disposition” means any direct or indirect (i) sale, lease (other than a lease entered into in the ordinary course of business (whether or not consistent with past practice)), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1) a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of Cash Equivalents in the ordinary course of business (whether or not consistent with past practice);

(3) a disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business (whether or not consistent with past practice);

(4) a disposition of obsolete, surplus, damaged or worn-out assets or assets that are no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(5) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6) the sale or issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(7) the making of a Permitted Investment or a disposition that is permitted pursuant to Section 4.08;

(8) dispositions of assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $25.0 million;

(9) the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business (whether or not consistent with past practice) or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) the sale or issuance by a Restricted Subsidiary of Preferred Stock that is permitted by Section 4.09;

(12) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business (whether or not consistent with past practice) which do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole;

(13) foreclosure on, or condemnation or expropriation of, assets and the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

(14) the unwinding of any Hedging Obligations or Cash Management Obligations;

(15) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements;

(16) issuances, sales or pledges of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(17) dispositions of property consisting of tenant improvements at a location in connection with the termination of the lease for such location or cessation of operations at such location;

(18) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including, without limitation, Sale/Leaseback Transactions permitted by this Indenture; and

(19) issuances of Equity Interests of ChinaCo to Affiliates of SoftBank Group Capital Limited on or prior to the fifth anniversary of the Issue Date pursuant to the anti-dilution provisions in connection with the transactions contemplated by the Share Purchase Agreement, dated April 11, 2018, as in effect on the Issue Date.

“Asset Swap” means an exchange (or concurrent purchase and sale) of property, plant, equipment or other assets (including Capital Stock of a Restricted Subsidiary) of the Company or any of its Restricted Subsidiaries for Additional Assets of another Person.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, Disqualified Stock or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock by (b) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of such payment; by

(2) the sum of the amounts of all such payments.

“Bank Facilities” means the Letter of Credit Facility.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors of the corporation or any duly authorized committee of the Board of Directors;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or Board of Directors or any duly authorized committee of the Board of Directors, as the case may be; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York and the Federal Reserve Bank of New York are authorized or required by applicable law to remain closed.

“Capital Stock” of any Person means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of a company; and (d) any other interest or participation that confers on a Person the right to receive a share of profits and losses of, or distribution of assets of, the issuing Person; provided that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any combination of Capital Stock and/or cash.

“Capitalized Lease Obligations” means an obligation that is or would be required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation on a balance sheet (excluding the footnotes thereto) at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. For the avoidance of doubt, any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP will be deemed not to represent a Capitalized Lease Obligation, regardless of any change in generally accepted accounting principles in the United States following the Reference Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise).

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros (or any national currency of any country that is a member of the European Union), Canadian dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully Guaranteed or insured by the U.S. government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of at least “A” or the equivalent thereof by S&P or Moody’s, or carrying an equivalent rating by another Rating Agency;

(4) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank having combined capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than 14 days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by another Rating Agency, and in any case maturing within one year after the date of acquisition thereof;

(7) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (6) above;

(8) securities with maturities of one year or less from the date of acquisition, which (or the unsecured unsubordinated debt securities of the issuer of which) are rated at least “A-” or “A-2” by S&P or “A3” or “P-2” by Moody’s, or carrying an equivalent rating by another Rating Agency;

(9) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (4) of this definition;

(10) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated “AA-” or better by S&P and “Aa3” or better by Moody’s or carry an equivalent rating by another Rating Agency and (iii) have portfolio assets of at least $500.0 million; and

(11) in the case of any Foreign Subsidiary: (i) securities issued or directly and fully Guaranteed or insured by the sovereign nation, or any agency or instrumentality thereof, in which the Foreign Subsidiary operates in the ordinary course of business having maturities of not more than two years from the date of acquisition; provided that such securities are used by such Foreign Subsidiary in accordance with normal investment practices for cash management in investments of the type analogous to clauses (1) through (7) above; or (ii) investments of the type and maturity described in clauses (1) through (7) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from internationally recognized rating agencies; provided that such securities are used by such Foreign Subsidiary in accordance with normal investment practices for cash management in investments of the type analogous to clauses (1) through (7) above.

“Cash Management Obligations” means obligations owed by the Company or any Guarantor to any lender or an Affiliate of a lender under a Debt Facility in respect of any services provided from time to time by any bank or other financial institution to the Company or any of its Subsidiaries in the ordinary course of business (whether or not consistent with past practice) in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft (so long as such overdraft is extinguished within 30 Business Days of Incurrence), depository, information reporting, lockbox, stop payment services, credit cards and p-cards (including commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”)), credit card processing services, debit cards and stored value cards. For the avoidance of doubt, Cash Management Obligations do not include any obligations under Hedge Agreements.

“Change of Control” means:

(1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or

(3) the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any parent company of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company, any of its Restricted Subsidiaries or one or more Permitted Holders; or

(4) the adoption by the holders of the Capital Stock of the Company or any direct or indirect parent company of the Company of a plan or proposal for the liquidation or dissolution of the Company or any such parent company.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect Wholly Owned Subsidiary of a company and (ii)(x) the direct or indirect holders of the Voting Stock of the ultimate parent company immediately following such transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction and (y) immediately following such transaction, no “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the ultimate parent company.

“ChinaCo” means WeWork Greater China Holding Company B.V., so long as it remains a Restricted Subsidiary of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute.

“Community Adjusted EBITDA” has the meaning set forth in the Offering Memorandum.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or any of its Restricted Subsidiaries, which taxes are calculated by reference to the income or profits or capital of such Person or any of its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period).

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its Restricted Subsidiaries (to the extent such expense was included in computing Consolidated Net Income for such period):

(1) plus, without duplication to the extent not included in such interest expense:

(a) the interest component of any deferred payment obligations;

(b) amortization of debt discount and premium (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par); provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(c) non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(d) the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, in each case to the extent actually paid by such Person or one of its Restricted Subsidiaries;

(e) interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(f) the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock or on Preferred Stock of Non-Guarantor Subsidiaries (other than any non-cash Indebtedness paid or accrued on any Preferred Stock issued in reliance on Section 4.09(b)(19)) payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP;

(2) minus, without duplication and to the extent included in such interest expense:

(a) the total interest income of such Person and its Restricted Subsidiaries (to the extent such income was included in computing Consolidated Net Income for such period); and

(b) interest expense attributable to capitalized lease obligations (including Capitalized Lease Obligations) and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto;

provided that the Consolidated Interest Expense of ChinaCo and its Restricted Subsidiaries and the amounts described in clauses (1) and (2) above relating to ChinaCo and its Restricted Subsidiaries shall be excluded in computing Consolidated Interest Expense to the extent otherwise included in computing Consolidated Interest Expense.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Specified Hedge Agreements and (ii) exclusive of amounts classified as other comprehensive income on the balance sheet of the Company.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) the Total Indebtedness of the Company and its Restricted Subsidiaries (other than the Total Indebtedness of ChinaCo and its Restricted Subsidiaries) as of the balance sheet date, to (y) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date; provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Indebtedness (in each case in this clause (1)(a) or clause (1)(b), other than Indebtedness described in clause (5) of the definition thereof) since the balance sheet date that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, Indebtedness at the balance sheet date will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the balance sheet date and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness will be calculated as if such discharge had occurred on the balance sheet date; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Indebtedness as of the balance sheet date will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the balance sheet date;

(2) if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued any company, division, operating unit, segment, business, group of related assets or line of business constituting discontinued operations (as determined in accordance with GAAP) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio includes such an Asset Disposition:

(a) the Adjusted EBITDA for such period will be reduced by an amount equal to the Adjusted EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Adjusted EBITDA (if negative) directly attributable thereto for such period; and

(b) if such transaction occurred after the date of such internal financial statements, Indebtedness at the end of such period will be reduced by an amount equal to the Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the Net Available Cash of such Asset Disposition and the assumption of Indebtedness by the transferee;

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business or group of related assets or line of business, Adjusted EBITDA for such period and if such transaction occurred after the date of such internal financial statements, Indebtedness as of such balance sheet date will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Adjusted EBITDA for such period and, if such transaction occurred after the balance sheet date, Indebtedness as of the balance sheet date will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period or as of the balance sheet date, as applicable.

The pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company (including pro forma expense and cost reductions, regardless of whether such expense and costs reductions are calculated on a basis consistent with Regulation S-X under the Securities Act or any other regulation or order of the SEC related thereto). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Specified Hedge Agreement applicable to such Indebtedness if such Specified Hedge Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. In making any pro forma calculation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of determination (other than any Indebtedness Incurred under such facility in connection with the transaction giving rise to the need to calculate the Consolidated Leverage Ratio) will be deemed to be:

(1) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or

(2) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income on an after-tax basis:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a) the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b) the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary; and

(2) any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval (that has not been obtained or cannot be obtained other than pursuant to customary filings) or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a) the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b) the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income.

“Consolidated Secured Leverage Ratio” means, as of any date of determination so long as Adjusted EBITDA is positive, the ratio of (1) Secured Indebtedness of the Company and its Restricted Subsidiaries (other than the Secured Indebtedness of ChinaCo and its Restricted Subsidiaries) as of the balance sheet date to (2) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Consolidated Secured Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Leverage Ratio” (including for acquisitions).

“Consolidated Total Assets” means, as of any date of determination, the total amount of assets of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person prepared on a consolidated basis in accordance with GAAP that is available. For the avoidance of doubt, with respect to any operating lease in existence on the Reference Date and any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP, no related right-of-use asset or other related asset recorded on the consolidated balance sheet of the Company shall be included in Consolidated Total Assets.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.01 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Facility” means one or more debt facilities (including, without limitation, the Letter of Credit Facility), credit facilities, commercial paper facilities, indentures and other agreements with banks, institutional lenders, purchasers, investors, trustees or agents providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), or letters of credit, surety or performance bonds or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and without limitation as to terms, conditions, covenants and other provisions and whether or not with the original administrative agent, banks, institutional lenders, purchasers, investors, trustees or agents).

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note of a Series (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to Notes of a Series issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to such Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration, which cash shall be considered Net Available Cash received as of such date and shall be applied pursuant to Section 4.16.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Series I Notes or the Series II Notes, as applicable, or the date the Series I Notes or the Series II Notes, as applicable, are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially similar manner to the corresponding definitions in this Indenture, as determined by the Company in good faith) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of Section 4.15 and Section 4.16 and such repurchase or redemption does not violate Section 4.08.

“DTC” means the Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering for cash by the Company or any direct or indirect parent company of the Company, as applicable, of its Equity Interests, other than (1) public offerings with respect to the Company’s or any such direct or indirect parent’s, as applicable, Capital Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Capital Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Equity Proceeds” means (i) the Net Cash Proceeds received by the Company from the issue or sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of its Equity Interests (other than Disqualified Stock) or other capital contributions, in each case designated as Excluded Equity Proceeds in an Officer’s Certificate on, prior to or promptly after the date such Equity Interests are sold or such capital contributions are made, as the case may be and (ii) amounts designated prior to the Issue Date as “Excluded Equity Proceeds” under the Existing Indenture.

“Existing Indenture” means that certain Senior Notes Indenture, dated as of April 30, 2018, by and among the Company, the Co-Obligor, the guarantors listed therein and U.S. Bank National Association (as successor trustee to Wells Fargo Bank, National Association), as amended and supplemented from time to time, relating to the Existing Notes.

“Existing Notes” means the Company’s 7.875% Senior Notes due 2025 outstanding on the Issue Date.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by any Officer of the Company in good faith; provided that, except as otherwise provided in this Indenture, if the fair market value exceeds $25.0 million, such determination shall be made by the Board of Directors of the Company or an authorized committee thereof, or the Board of Directors or authorized committee of the applicable Restricted Subsidiary, in good faith.

“Fitch” means Fitch Ratings, Inc. or any successor to its rating agency business.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Reference Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Unless otherwise specified, all ratios and computations, contained in this Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture.

“Government Authority” means any government department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial legislative or administrative body or entity, domestic or foreign, regional, provincial or local, having or exercising jurisdiction over the matter or matters in question.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means (1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (2) any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee after the Issue Date); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated pursuant to its terms in right of payment to the obligations of such Guarantor under its Note Guarantee.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Hedge Agreement.”

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedge Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, surety or performance bonds, bank guarantees, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 60 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business (whether or not consistent with past practice), and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such Attributable Indebtedness would appear on the balance sheet of such Person in accordance with GAAP); and

(6) the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends), if and to the extent that any of the preceding items in clauses (1) through (6) (other than letters of credit, surety or performance bonds, bank guarantees, bankers’ acceptances or other similar instruments, Attributable Indebtedness and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP;

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of securitization transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to a securitization transaction or series of securitization transactions.

For the avoidance of doubt, any operating lease in existence on the Reference Date and any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP, and any Guarantee thereof, shall not be deemed to be “Indebtedness.”

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest.

The amount of any Indebtedness outstanding as of any date shall (i) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options).

“Indenture” means this Amended and Restated Senior Notes Indenture, as amended or supplemented from time to time.

“Initial Notes” means the Initial Series I Notes and/or the Initial Series II Notes, as the context requires.

“Initial Series I Notes” means $1,650,000,000 in aggregate principal amount of Series I Notes resulting from the subdivision of the Original Notes on the Restatement Effective Date.

“Initial Series II Notes” means $550,000,000 in aggregate principal amount of Series II Notes resulting from the subdivision of the Original Notes on the Restatement Effective Date.

“Interest Payment Date” means February 1 and August 1 of each year to the Stated Maturity of the Notes.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including by way of Guarantee), capital contributions or advances (other than accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances in the ordinary course of business (whether or not consistent with past practice)), purchases or other acquisitions for consideration of Equity Interests, Indebtedness or other similar instruments issued by such Person and all other items that are or would be classified as investments on a balance sheet (excluding the footnotes thereto) of the Company prepared in accordance with GAAP and in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or property; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business (whether or not consistent with past practice) and in compliance with this Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business (whether or not consistent with past practice); and

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Capital Stock of the Company.

For purposes of Section 4.08 and Section 4.13:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by the Company or any Restricted Subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than the following ratings by any two of Moody’s, S&P or Fitch: Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and/or BBB- (or the equivalent) by Fitch, or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Investor” means (a) Adam Neumann, Miguel McKelvey, Benchmark Capital Partners VII (AIV), L.P., DAG Holdings, We Holdings LLC (so long as the majority of the equity interests of We Holdings LLC are beneficially owned by persons who are otherwise Investors), JP Morgan Holdings, SoftBank Group Capital Limited, and SBWW Investments Limited, (b) any Affiliate of any such Person, (c) any trust or partnership created solely for the benefit of any natural person listed in clause (a) and/or members of the family of any natural person listed in clause (a), and (d) any Person where the voting of shares of Capital Stock of the Company is controlled by any of the foregoing.

“Issue Date” means July 10, 2020.

“LC Facility” means one or more Debt Facilities (including, without limitation, the Letter of Credit Facility) under which letters of credit, surety or performance bonds, bankers’ acceptances or similar instruments may be issued for the benefit of the Company and any Restricted Subsidiary, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and without limitation as to terms, conditions, covenants and other provisions and whether or not with the original administrative agent, banks, institutional lenders, purchasers, investors, trustees or agents).

“Letter of Credit Facility” means the letter of credit facility established under the Credit Agreement, dated as of December 26, 2019, by and among the Company and SoftBank Group Corp., as co-obligors, the issuing creditors and L/C participants party thereto and Goldman Sachs International Bank, as administrative agent, as amended from time to time, and any other Debt Facility that the Company or any Restricted Subsidiary may enter into from time to time under which letters of credit, surety or performance bonds, bankers’ acceptances or similar instruments may be issued for the benefit of the Company or any Restricted Subsidiary, and as such agreement may be further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount of the commitments thereunder; provided that such additional Indebtedness is Incurred in accordance with Section 4.09).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof or sale/leaseback, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or any lease entered into after the Reference Date that would have been classified as an operating lease pursuant to GAAP be deemed to constitute a Lien.

“Minimum Growth-Adjusted EBITDA” means Adjusted EBITDA Before Growth Investments of the Company and its Restricted Subsidiaries in an amount at least equal to:

(1) $500.0 million for any applicable Investment or Incurrence from January 1, 2020 through December 31, 2020;

(2) $1,000.0 million for any applicable Investment or Incurrence from January 1, 2021 through December 31, 2021; and

(3) $2,000.0 million for any applicable Investment or Incurrence from and after January 1, 2022,

in each case, calculated for the most recent four consecutive fiscal quarters for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Minimum Liquidity” means Unrestricted Cash of the Company and its Restricted Subsidiaries (other than the Unrestricted Cash of ChinaCo and its Restricted Subsidiaries) in an amount equal to at least:

(1) 0.7 times Total Indebtedness of the Company and its Restricted Subsidiaries (other than the Total Indebtedness of ChinaCo and its Restricted Subsidiaries) for any applicable Investment or Incurrence from January 1, 2019 through December 31, 2019;

(2) 0.3 times Total Indebtedness of the Company and its Restricted Subsidiaries (other than the Total Indebtedness of ChinaCo and its Restricted Subsidiaries) for any applicable Investment or Incurrence from January 1, 2020 through December 31, 2020; and

(3) $0 for any applicable Investment or Incurrence from and after January 1, 2021,

in each case, calculated as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash received from the sale or other disposition of any Designated Non-cash Consideration received as consideration in such Asset Disposition, but only as and when received) therefrom, in each case net of:

(1) fees, out-of-pocket expenses and other direct costs relating to such Asset Disposition and the sale or other disposition of such Designated Non-cash Consideration, including, without limitation, all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, sale or other disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, sale or other disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, sale or other disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, sale or other disposition;

(3) all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, sale or other disposition; and

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition, sale or other disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, sale or other disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale, net of out-of-pocket fees and expenses directly relating to such issuance or sale.

“Non-Guarantor Subsidiary” means, with respect to the Notes of a Series, any Restricted Subsidiary that is not a Guarantor with respect to the Notes of such Series.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), other than a pledge of Equity Interests of an Unrestricted Subsidiary owned by the Company or its Restricted Subsidiaries;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, other than Equity Interests of an Unrestricted Subsidiary owned by the Company or its Restricted Subsidiaries.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Company’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto (except that, to the extent not prohibited by this Indenture, this Indenture or any such supplemental indenture may exclude from the Guarantee provided by any Guarantor the Obligations in respect of a Series of Notes), and, collectively, all such Guarantees.

“Notes” means the Series I Notes and the Series II Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit, surety or performance bonds and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Offering Memorandum” means the offering memorandum dated     April 25, 2018 related to the offer and sale of the Existing Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the Chief Legal Officer, the General Counsel, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. “Officer” of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Original Definitive Notes” means each of the Definitive Notes (as defined in the Original Indenture) issued under the Original Indenture.

“Original Indenture” has the meaning set forth in the recitals hereto.

“Original Notes” has the meaning set forth in the recitals hereto.

“Original Noteholder” has the meaning set forth in the recitals hereto.

“Pari Passu Indebtedness” means with respect to a Series of Notes, Indebtedness that ranks equally in right of payment to the Notes of such Series, in the case of the Company, or the Note Guarantees in respect of such Series of Notes, in the case of any Guarantor (without giving effect to collateral arrangements).

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Reference Date or any business that is similar, related, complementary, incidental or ancillary thereto, or that is an extension, development or expansion thereof.

“Permitted Holders” means each of the Investors, any Permitted Parent and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing or any Person or group specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investor, Permitted Parent and Person or group specified in the last sentence of this definition, collectively, own, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Company. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with this Indenture) will thereafter constitute an additional Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company or a Restricted Subsidiary;

(2) any Investment by the Company or any Restricted Subsidiary in a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) extensions of trade credit and receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business (whether or not consistent with past practice) and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business (whether or not consistent with past practice);

(6) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary not to exceed $10.0 million at any time outstanding;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration (including Designated Non-cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with Section 4.16 or any other disposition of assets not constituting an Asset Disposition;

(9) Investments in existence on the Issue Date, or made pursuant to any commitment in existence on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent such extension, modification or renewal does not involve additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investment as in effect on the Issue Date);

(10) Hedging Obligations Incurred in compliance with Section 4.09;

(11) Guarantees issued in accordance with Section 4.09 and Specified Real Estate Finance Guarantees;

(12) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13) [Reserved];

(14) advances or other payments by the Company or any of its Restricted Subsidiaries to fund operating and other expenditures pursuant to profit-sharing and/or franchise agreements entered into in the ordinary course of business (whether or not consistent with past practice) set forth in long-term written agreements with third parties; provided that any related real estate or other assets occupied by such third parties are not recorded on the consolidated balance sheet of the Company and its Restricted Subsidiaries;

(15) lease, utility and other similar deposits in the ordinary course of business (whether or not consistent with past practice);

(16) the portion of any Investments made with Equity Interests of the Company that are not Disqualified Stock; and

(17) Investments by the Company or any of its Restricted Subsidiaries (including, without limitation, Investments in Unrestricted Subsidiaries, joint ventures, partnerships or other business entities), together with all other Investments pursuant to this clause (17) at any time outstanding, in an aggregate amount not to exceed:

(a) the greater of (i) $250.0 million and (ii) 5.0% of Consolidated Total Assets outstanding at any time (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value); plus

(b) $500.0 million; provided that, on a pro forma basis after giving effect to such Investments pursuant to this clause (b):

(i) so long as the Adjusted EBITDA is positive, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0; or

(ii) the Company and its Restricted Subsidiaries have the requisite levels of both Minimum Growth-Adjusted EBITDA and Minimum Liquidity.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations permitted to be Incurred under Section 4.09(b)(1), related Hedging Obligations and related banking services or Cash Management Obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of such Indebtedness and such other obligations of the Company;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business (whether or not consistent with past practice);

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, Incurred in the ordinary course of business (whether or not consistent with past practice);

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided any reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens to secure surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business (whether or not consistent with past practice), other than any such obligation Incurred under Section 4.09(b)(1);

(6) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, drains, telegraph, television and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

(7) Liens securing Hedging Obligations that are Incurred in the ordinary course of business (whether or not consistent with past practice) and not for speculative purposes;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(9) Liens arising out of judgments, decrees, orders or awards in respect of which the Company or a Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for the review of such judgment, which appeal or proceedings have not been finally terminated or the period within which such appeal or proceedings may be initiated has not expired;

(10) Liens to secure Indebtedness permitted by Section 4.09(b)(9) covering only the assets acquired with such Indebtedness (plus improvements, accessions, proceeds or dividends or distributions in respect thereof); provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b) such Liens are created within 270 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries;

(13) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(14) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property; provided, however, that such Liens are not Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16) Liens securing Indebtedness or other Obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17) with respect to the Notes of a Series, Liens securing the Notes of such Series and the related Note Guarantees;

(18) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and this clause (18) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

(19) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20) Liens in favor of the Company or any Restricted Subsidiary;

(21) Liens securing security deposits pursuant to bona fide lease agreements in the ordinary course of business (whether or not consistent with past practice);

(22) Liens securing Indebtedness of any Foreign Subsidiary permitted by Section 4.09(b)(13) or Section 4.09(b)(14) covering only the assets of such Foreign Subsidiary;

(23) customary restrictions on, or options, contracts or other arrangements for, transfers of assets contained in agreements related to any sale of assets pending such sale; provided that such restrictions apply only to the assets to be sold and such sale is otherwise permitted by this Indenture;

(24) Liens on trusts, cash or Cash Equivalents or other funds in connection with the defeasance, discharge or redemption of Indebtedness, pending consummation of a strategic transaction, or similar obligations;

(25) any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of business (whether or not consistent with past practice) and covering only the assets so leased and other statutory and common law landlords’ Liens under leases, and financing statements related thereto;

(26) in the case of any joint venture, any put and call arrangements related to the respective joint venture’s Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(27) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(28) Liens on Equity Interests of Unrestricted Subsidiaries securing Non-Recourse Debt of the Company or a Restricted Subsidiary;

(29) Liens securing Indebtedness Incurred pursuant to Section 4.09(b)(17); provided that any such Indebtedness shall be secured only by the assets (including all accessions, attachments, improvements and proceeds thereof) acquired, constructed or improved in connection with the Incurrence of such Indebtedness; and

(30) other Liens so long as the aggregate outstanding principal amount of the Obligations secured thereby at any one time outstanding does not exceed the greater of (a) $50.0 million and (b) 1.0% of Consolidated Total Assets.

In the event that the a Permitted Lien meets the criteria of more than one types of Permitted Liens (at the time of Incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition, and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of this definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Parent” means any direct or indirect parent company of the Company (other than a Person formed in connection with, or in contemplation of, a Change of Control transaction, merger, sale or other transfer of equity interests or assets of the Company that results in a modification of the beneficial ownership of the Company) that beneficially owns 100% of the Capital Stock of the Company; provided that the ultimate beneficial ownership of the Company has not been modified by the transaction by which such parent company became the beneficial owner of 100% of the Capital Stock of the Company and such parent company owns no assets other than Cash Equivalents and the Capital Stock of the Company or any other Permitted Parent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Government Authority or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Rating Agency” means each of S&P, Moody’s and Fitch or, if one or more of S&P, Moody’s or Fitch shall not make a rating on the Notes or on any Series of the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P, Moody’s or Fitch, as the case may be, with respect to the Notes or such Series.

“Record Date” for the interest payable on any applicable Interest Payment Date means the January 15 or July 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Reference Date” means April 30, 2018.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” “refinanced” and “refinancing” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including additional Indebtedness Incurred to pay premiums (including reasonable tender premiums, as determined in good faith by an Officer of the Company), defeasance costs, accrued interest and fees and expenses in connection with any such refinancing) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Series I Notes or the Series II Notes, as applicable, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Series I Notes or the Series II Notes, as applicable, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Series I Notes or the Series II Notes, as applicable;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay premiums (including reasonable tender premiums, as determined in good faith by an Officer of the Company), defeasance costs, accrued interest and fees and expenses (including fees and expenses relating to the Incurrence of such Refinancing Indebtedness) in connection with any such refinancing);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes of a Series or the related Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes of such Series or the related Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced; and

(5) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary with respect to a Series of Notes that refinances Indebtedness of the Company or a Guarantor of such Series of Notes.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restatement Effective Date” means December 16, 2021.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means Indebtedness consisting of Indebtedness for borrowed money, letters of credit (only to the extent of any unreimbursed drawings thereunder), debt obligations evidenced by promissory notes and similar instruments and Guarantees in respect of any of the foregoing, in each case secured by a Lien. For the avoidance of doubt, “Secured Indebtedness” shall not include Indebtedness described in clause (5) of the definition thereof or any Guarantees in respect thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series,” with respect to any Note, refers to whether such Note is a Series I Note, on the on hand, or a Series II Note, on the other hand. When used with respect to a Holder, “Series” means Holder of the applicable Series of Notes.

“Series I Note Exchange” means the exchange by a Holder of a Series I Note (or portion thereof) for one or more Series II Notes in like principal amount in accordance with the procedures set forth in Appendix A.

“Series I Notes” means the Initial Series I Notes , any Additional Series I Notes that may be issued under a supplemental indenture and Series I Notes to be issued or authenticated upon transfer, replacement or exchange of Series I Notes.

“Series II Notes” means the Initial Series II Notes , any Additional Series II Notes that may be issued under a supplemental indenture and Series II Notes to be issued or authenticated upon transfer, replacement or exchange of Series II Notes or in exchange for Series I Notes in a Series I Note Exchange.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Hedge Agreement” means any Hedge Agreement in respect of interest rates or currency exchange rates entered into by the Company or any Guarantor and any Person that is a lender under a Debt Facility or an affiliate of such lender at the time such Hedge Agreement is entered into.

“Specified Real Estate Finance Guarantees” means guarantees not constituting Indebtedness, indemnity obligations and other contingent obligations with respect to: (a) performance obligations, (b) environmental liabilities and (c) matters which are commonly referred to as “bad-boy acts” or “recourse carve-outs” in the real estate lending industry, including, without limitation: fraud; gross negligence; willful misconduct; waste; interference with exercise of remedies; misrepresentation; misapplication or misappropriation of funds (including, without limitation, insurance proceeds or condemnation awards); undisclosed liabilities; employee-related liabilities; failure to satisfy governmental rules; commencement of a voluntary bankruptcy filing or similar proceeding by the applicable primary obligor; commencement of an involuntary bankruptcy filing or similar proceeding against the applicable primary obligor; tax assessments and claims; failure to obtain or preserve expected tax attributes; failure to comply with restrictions on sale, transfer or other disposition of assets; failure to comply with negative pledge requirements; failure to vacate premises after termination of a lease; and failure to comply with special purpose entity or bankruptcy remote requirements.

“Stated Maturity” means, with respect to any security or installment of interest or principal on any series of Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated pursuant to its terms in right of payment to the Notes.

“Subsidiary” of any Person means:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person (or any combination thereof); and

(2) any partnership, limited liability company or similar entity (a) the sole general partner, the managing general partner or the sole managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners or managing members of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total Indebtedness” means Indebtedness consisting of Indebtedness for borrowed money, letters of credit (only to the extent of any unreimbursed drawings thereunder), debt obligations evidenced by promissory notes and similar instruments and Guarantees in respect of any of the foregoing. For the avoidance of doubt, “Total Indebtedness” shall not include Indebtedness described in clause (5) of the definition thereof or any Guarantees in respect thereof.

“Treasury Rate” means as of any date of redemption of Notes the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or in the case of a satisfaction and discharge, two Business Days prior to the deposit of funds or securities with the Trustee or Paying Agent) (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to April 10, 2025; provided, however, that if the period from the redemption date to April 10, 2025 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to April 10, 2025 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means U.S. Bank National Association, a national banking association organized under the laws of the United States, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents included in the accounts of the Company and its Restricted Subsidiaries that would be listed on the consolidated balance sheet of the Company prepared in accordance with GAAP as of the end of the most recent fiscal quarter for which internal financial statements are available ended prior to the date of determination to the extent such cash is not classified as “restricted” for financial statement purposes. For the avoidance of doubt, amounts held as cash collateral for Indebtedness or other Obligations of the Company and its Subsidiaries, amounts held by the Company and its Subsidiaries as security deposits from customers, clients or lessees and amounts that the Company or its Subsidiaries have committed for Investment pursuant to a written agreement or other commitment shall be included in determining the amount of Unrestricted Cash to the extent not classified as “restricted” for financial statement purposes.

“Unrestricted Subsidiary” means (1) except to the extent any such entity is later redesignated as a Restricted Subsidiary in accordance with this Indenture, any Subsidiary of the Company that as of the Issue Date is deemed to be an “Unrestricted Subsidiary” under the Existing Indenture, and (2) in addition:

(a) any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided in Section 4.13; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.14(a)
“Agent Members”	2.1(c) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Disposition Offer”	4.16(c)
“Asset Disposition Offer Amount”	3.09(b)
“Asset Disposition Offer Period”	3.09(b)
“Asset Disposition Purchase Date”	3.09(b)
“Authentication Order”	2.02(c)
“Automatic Exchange”	2.2(i) of Appendix A
“Automatic Exchange Date”	2.2(i) of Appendix A
“Automatic Exchange Notice”	2.2(i) of Appendix A
“Automatic Exchange Notice Date”	2.2(i) of Appendix A
“balance sheet date”	4.06(e)
“Change of Control Offer”	4.15(a)
“Change of Control Payment”	4.15(a)
“Change of Control Payment Date”	4.15(b)
“Clearstream”	1.1(a) of Appendix A
“Covenant Defeasance”	8.03
“Definitive Notes Legend”	2.2(e) of Appendix A
“Designation”	4.13(a)
“Distribution Compliance Period”	1.1(a) of Appendix A
“ERISA Legend”	2.2(e) of Appendix A
“Euroclear”	1.1(a) of Appendix A
“Event of Default”	6.01(a)
“Excess Proceeds”	4.16(c)
“Expiration Date”	1.05(j)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.2(e)(i) of Appendix A
“Guaranteed Obligations”	10.01(a)
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“Legal Defeasance”	8.02(a)
“Note Register”	2.03(a)
“OID Notes Legend”	2.2(e)(i) of Appendix A
“Paying Agent”	2.03(a)
“PDF”	12.14
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Reinstatement Date”	4.17(a)
“Restricted Notes Legend”	2.2(e)(i) of Appendix A

Term	Defined in Section
“Restricted Payment”	4.08(a)
“Revocation”	4.13(a)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Specified Courts”	12.07
“Successor Company”	5.01(a)
“Successor Guarantor”	5.01(c)
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(a)
“Suspension Period”	4.17(a)
“Unrestricted Global Note”	1.1(a) of Appendix A

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(7) the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8) “including” means including without limitation;

(9) references to sections of, or rules under, the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(10) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and

(11) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Company may classify such transaction as it, in its sole discretion, determines.

Section 1.04 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders of any Series of Notes may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Company and the Guarantors, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes of each Series shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note of any Series shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor (including any exchange in connection with a Series I Note Exchange) or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Company or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Company may set a record date for purposes of determining the identity of Holders of any Series entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by such Holders; provided that the Company may also choose not to set a record date for, and the provisions of this clause (e) shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders of the relevant Series on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders of such Series or the Notes after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes of the relevant Series, or each affected Holder of such Series, as applicable, on such record date. Promptly after any record date is set pursuant to this clause (e), the Company, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of the relevant Series in the manner set forth in Section 12.01.

(f) The Trustee or the Company may set any day as a record date for the purpose of determining the Holders of any Series entitled to join in the giving or making of (1) any notice of default under Section 6.01(a), (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy as permitted in Section 6.06. If any record date is set pursuant to this clause (f), the Holders of the relevant Series on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes of the relevant Series or each affected Holder of such Series, as applicable, on such record date. Promptly after any record date is set pursuant to this clause (f), the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company and to each Holder of the relevant Series, as applicable, in the manner set forth in Section 12.01.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this clause (g) shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 1.04, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of the relevant Series of Notes in the manner set forth in Section 12.01, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.04, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

Section 1.05 Effect of Restatement.

Upon effectiveness of this Indenture, this Indenture shall amend, restate and supersede in all respects the Original Indenture; provided that such amendment and restatement shall not constitute a novation of any Obligations outstanding under the Original Indenture and, to the extent not paid on the Restatement Effective Date, all Obligations under the Original Indenture shall remain outstanding as Obligations under this Indenture. For avoidance of doubt, the Initial Series I Notes and the Initial Series II Notes shall constitute a continuation of the same Indebtedness represented by the Original Notes.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) Provisions relating to the Initial Notes of each Series, Additional Notes of each Series and any other Notes of a Series issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A (appropriately completed to reflect whether the applicable Note is a Series I Note or a Series II Note) hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Company, the Co-Obligor or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The aggregate principal amount of Notes of each Series that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Co-Obligor, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes of each Series shall be subject to repurchase by the Company pursuant to an Asset Disposition Offer as provided in Section 4.16 or a Change of Control Offer as provided in Section 4.15, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes of any Series may be created and issued from time to time by the Company without notice to or consent of any Holders and shall be consolidated with and form a single class with the Initial Notes of such Series and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue) as the Initial Notes of such Series; provided that, if any Additional

Notes of a Series that are not fungible with the Initial Notes of such Series for U.S. federal income tax purposes, such Additional Notes will not utilize the same CUSIP number or ISIN as the Initial Notes of such Series; provided, further, that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.09. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture, which supplemental indenture shall designate such Additional Notes as Additional Series I Notes or Additional Series II Notes, as applicable.

Section 2.02 Execution and Authentication.

(a) At least one Officer shall execute the Notes on behalf of the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Restatement Effective Date, (i) the Original Noteholder shall deliver the Original Definitive Notes to the Trustee for cancellation by the Trustee and exchange into (x) the Initial Series I Notes, which shall initially be in the form of Definitive Notes payable to the Original Noteholder and (y) Initial Series II Notes, which shall initially be in the form of one or more Global Notes payable to the Depositary or its nominee and (ii) the Trustee shall, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Series I Notes and the Initial Series II Notes. For purposes of the foregoing, Original Definitive Notes in an aggregate principal amount of $550,000,000, consisting of certificate No. RS-1 dated July 10, 2020 in a $200,000,000 principal amount), certificate No. RS-2 dated August 14, 2020 in a $200,000,000 principal amount and $150,000,000 principal amount of certificate No. RS-3 dated September 15, 2020 shall be subdivided into the Initial Series II Notes, and the remaining $1,650,000,000 aggregate principal amount of Original Definitive Notes shall be subdivided into the Initial Series I Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver Additional Notes of a Series in an aggregate principal amount specified in such Authentication Order for such Additional Notes of such Series issued hereunder.

(d) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Company or an Affiliate of the Company.

(e) The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by one Officer of the Company (a) the Initial Series I Notes in an aggregate principal amount of $1,650,000,000 and the Initial Series II Notes in an aggregate principal amount of $550,000,000, (b) subject to the terms of this Indenture, Additional Notes of any Series and (c) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of such Notes is to be authenticated and whether the Notes are to be Initial Series I Notes, Initial Series II Notes, Additional Series I Notes, Additional Series II Notes or other Notes (including, without limitation, any Series II Notes issuable upon any Series I Note Exchange).

Section 2.03 Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes of each Series may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes of such Series may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes of each Series (“Note Register”) and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal of, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act. The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the applicable Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, and interest on, the applicable Notes, and shall notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the applicable Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders of each Series. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of each Series.

Section 2.06 Transfer and Exchange.

(a) The Notes of each Series shall be issued in registered form and shall be transferable only upon the surrender of a Note (which shall be a Note of the same Series except in the case of a Series I Note Exchange, in which case Series II Notes shall be issued in exchange for the surrender of all of the Series I Notes, and, in the case of a partial Series I Note Exchange, in which case Series II Notes shall be issued in exchange for the surrender of a portion of Series I Notes and Series I Notes shall be issued for the remaining portion of Series I Notes) for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.15, 4.16 and 9.04).

(d) All Global Notes and Definitive Notes of any Series issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company and the Co-Obligor, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange (except as expressly provided herein with respect to a Series I Note Exchange).

(e) Neither the Company nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note (including in any Series I Note Exchange) during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) (including in any Series I Note Exchange) in connection with a Change of Control Offer or an Asset Disposition Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note (including in any Series I Note Exchange) between a Record Date and the next succeeding Interest Payment Date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note of any Series at the office or agency of the Company designated pursuant to Section 4.02, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of the same Series (or, in the case of a Series I Note Exchange, Series II Notes and, in the case of a partial Series I Note Exchange, Series II Notes and Series I Notes) of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes of a Series may be exchanged for other Notes of the same Series (or, in the case of a Series I Note Exchange, for Series II Notes and, in the case of a partial Series I Note Exchange, for Series II Notes and Series I Notes) of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

(j) Section 2.02(c) hereof shall govern the form and delivery of the Initial Series I Notes and the Initial Series II Notes on the Restatement Effective Date.

Section 2.07 Replacement Notes.

If a mutilated Note of any Series is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note of the same Series if the Trustee’s requirements are otherwise met. If required by the Trustee or the Company, indemnity or security must be provided by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge the Holder for the expenses of the Company and the Trustee in replacing a Note. Every replacement Note of a Series is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes of such Series duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a replacement Note, pay such Note.

Section 2.08 Outstanding Notes.

(a) The Notes of a Series outstanding at any time are all the Notes of such Series authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c) If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes of a Series have concurred in any direction, waiver or consent, Notes of such Series beneficially owned by the Company (or, in the case of any such direction, waiver or consent relating to the Series II Notes, by any Affiliate of the Company) shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of such Series that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes of such Series so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes of such Series and that the pledgee is not the Company or any obligor upon the Notes of such Series (or, in the case of the Series II Notes, is not an Affiliate of the Company or of such other obligor).

Section 2.10 Temporary Notes.

Until Definitive Notes of a Series are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes of the same Series. Temporary Notes of a Series shall be substantially in the form of Definitive Notes of the same Series but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes of a Series in exchange for temporary Notes of the same Series. Holders and beneficial holders, as the case may be, of temporary Notes of a Series shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes of the same Series under this Indenture.

Section 2.11 Cancellation.

The Trustee shall, upon direction, cancel (i) the Original Definitive Notes on the Restatement Effective Date and (ii) any Series I Note surrendered in a Series I Note Exchange. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall, upon the written request of the Company, be delivered to the Company. Except as provided in this Indenture (including in connection with a Series I Note Exchange), the Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

(a) If the Company defaults in a payment of interest on the Notes of any Series, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders of such Series on a subsequent special record date, in each case at the rate provided in the Notes of such Series and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each such Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Company of such special record date. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company)

shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to each Holder of the applicable Series a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered or surrendered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note (including without limitation, in connection with any Series I Note Exchange) shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note so delivered or surrendered.

Section 2.13 CUSIP and ISIN Numbers.

The Company may use CUSIP or ISIN numbers (if then generally in use) for any Series of Notes (provided that the Series I Notes shall not have the same CUSIP or ISIN number as any Series II Notes) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Offers to Purchase for such Series of Notes as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the applicable Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the applicable Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers for any Series of Notes.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes of any Series pursuant to Section 3.07, it shall furnish to the Trustee, at least two Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders of such Series pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, such notice and an Officer’s Certificate setting forth (1) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes of the Series to be redeemed (which, for avoidance of doubt, may pertain to only one Series of Notes and need not be pro rata among the Series I Notes and the Series II Notes) and (4) the redemption price, if then ascertainable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the then outstanding Notes of a Series are to be redeemed pursuant to Section 3.07 or purchased in an Offer to Purchase at any time, the Trustee shall select the Notes of such Series to be redeemed or purchased in compliance with the requirements of the principal national securities exchange on which the Notes of such Series are listed or, if the Notes of such Series are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems to be fair and appropriate in accordance with the applicable procedures of the Depositary. In the event of partial redemption or purchase by lot, the particular Notes of a Series to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the then outstanding Notes of such Series not previously called for redemption or purchase.

(b) The Trustee shall promptly notify the Company in writing of the Notes of a Series selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1,000 or integral multiples of $1,000; provided that no Note of $2,000 in principal amount or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes of a Series called for redemption or purchase also apply to portions of Notes of such Series called for redemption or purchase.

(c) After the redemption date or purchase date, upon surrender of a Note to be redeemed or purchased in part only, a new Note or Notes of the same Series in principal amount equal to the unredeemed or unpurchased portion of the original Note, representing the same Indebtedness to the extent not redeemed or not purchased, shall be issued in the name of the Holder of the Note so surrendered upon cancellation of such original Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03 Notice of Redemption.

(a) Subject to Section 3.09, the Company shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed (or delivered by electronic transmission in accordance with the applicable procedures of the Depositary) notices of redemption of Notes of the applicable Series not less than 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the applicable procedures of the Depositary, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11. As set forth in Section 3.07(c), notices of redemption may be conditional.

(b) The notice shall identify the applicable Series of Notes to be redeemed (including, if applicable, CUSIP and ISIN number) and shall state:

(1) the redemption date;

(2) the manner of calculation of the redemption price;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph or subparagraph of the applicable Series of Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9) if applicable, any condition to such redemption.

(c) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), such notice and an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.07(c)). The notice, if mailed or delivered by electronic transmission in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder of the applicable Series receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than 11:00 a.m. (New York City time) on the redemption or purchase date (or such later time as such date to which the Trustee may reasonably agree), the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Paying Agent shall promptly mail to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b) If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date in respect of such Note will be paid on such redemption or purchase date to the Person in whose name such Note is registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in such Note and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note of a Series that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Company a new Note of the same Series equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to April 10, 2025, the Company may redeem the Notes of any Series, in whole or in part, upon notice pursuant to Section 3.03, at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed, plus the Applicable Premium, plus accrued and unpaid interest, if any, to but not including the redemption date.

(b) On and after April 10, 2025, the Company may redeem the Notes of any Series, in whole or in part, upon notice pursuant to Section 3.03, at a redemption price equal to 100% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to but not including the redemption date. Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

(c) Any redemption notice in connection with this Section 3.07 may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction.

Section 3.08 Mandatory Redemption; Open Market Purchases.

(a) The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes of any Series.

(b) For the avoidance of doubt, the Company may acquire Notes of any Series by means other than a redemption or repurchase, whether by tender offer, open market purchases negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.09 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.16, the Company is required to commence an Asset Disposition Offer with respect to any Series of Notes, the Company will follow the procedures specified below.

(b) The Asset Disposition Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of such Series of Notes and, if applicable, Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be purchased pursuant to Section 4.16

(the “Asset Disposition Offer Amount”), or, if less than the Asset Disposition Offer Amount of such Series of Notes (and, if applicable, Pari Passu Indebtedness) has been so validly tendered, all Notes of such Series and Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments on the Notes are made.

(c) If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date for such Series of Notes, any accrued and unpaid interest up to but excluding the Asset Disposition Purchase Date, shall be paid to the Person in whose name such Notes are registered at the close of business on such Record Date.

(d) Upon the commencement of an Asset Disposition Offer for any Series of Notes, the Company shall mail a notice to each of the Holders of such Series or otherwise deliver such notice in accordance with the applicable procedures of the Depositary, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes of the applicable Series pursuant to the Asset Disposition Offer. The Asset Disposition Offer for any Series of Notes shall be made to all Holders of such Series and, if required, all holders of Pari Passu Indebtedness. The notice for any Series of Notes, which shall govern the terms of the Asset Disposition Offer for such Series of Notes, shall state:

(1) that an Asset Disposition Offer for such Series of Notes is being made pursuant to this Section 3.09 and Section 4.16 and the expiration time of the Asset Disposition Offer Period;

(2) the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date; and

(3) the procedures, determined by the Company, consistent with this Indenture that a Holder must follow in order to have its Notes of such Series repurchased.

(e) On or before the Asset Disposition Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary or as otherwise provided in Section 4.16(c), the Asset Disposition Offer Amount of Notes of the applicable Series and Pari Passu Indebtedness or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or, if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes of such Series and Pari Passu Indebtedness so tendered, in the case of the Notes of such Series, in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company shall deliver, or cause to be delivered, to the Trustee the Notes of such Series so accepted and an Officer’s Certificate directing the Trustee to cancel the applicable Notes and stating the aggregate principal amount of Notes or portions thereof so accepted and that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.

(f) The Paying Agent shall promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail (or otherwise deliver in accordance with the applicable procedures of the Depositary) to each tendering Holder an amount equal to the purchase price of the Notes of such Series so validly tendered and not properly withdrawn by such Holder and accepted by the Company for purchase, and if less than all of any Note of such Series tendered is purchased pursuant to the Asset Disposition Offer, the Company will promptly issue a new Note of the same Series, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail (or otherwise deliver in accordance with the applicable procedures of Depositary) (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.

(g) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

(h) Other than as specifically provided in this Section 3.09 or Section 4.16, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

Section 3.10 Redemption of a Series of Notes

Except as otherwise required under this Indenture, the Company may elect to redeem or repurchase one or more Series of Notes or a portion of a Series of Notes without redeeming any other Series of Notes.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

(a) On the Restatement Effective Date, the Company and the Co-Obligor shall cause to be paid all accrued interest on the portion of the Original Notes being subdivided into Initial Series II Notes on the Restatement Effective Date to the Original Noteholder. All accrued and unpaid interest on the Original Notes being subdivided into Initial Series I Notes on the Restatement Effective Date shall continue to constitute accrued and unpaid interest on the Series I Notes and shall be payable in accordance with the terms hereof on the next applicable Interest Payment Date following the Restatement Effective Date. The Company and Co-Obligor shall pay, or cause to be paid, the principal of, premium, if any, and interest on, the Notes of each Series on the dates and in the manner provided in the Notes of such Series. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of 11:00 a.m. (New York City) time, on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) The Company and the Co-Obligor shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, on any Note at the rate equal to the then applicable interest rate on such Note to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

(a) The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes of each Series may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company and the Guarantors in respect of the Notes of each Series and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Company may also from time to time designate additional offices or agencies where the Notes of a Series may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03 [Reserved].

Section 4.04 Stay, Extension and Usury Laws.

Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.05 Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended, supplemented or otherwise modified from time to time) of the Company or any such Restricted Subsidiary and (2) the rights (charter and statutory) of the Company and its Restricted Subsidiaries to conduct business; provided that the Company shall not be required to preserve any such right, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.06 Reports and Other Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide (to the extent not provided prior to the Restatement Effective Date pursuant to the Original Indenture) to the Holders the following reports:

(1) within 90 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2020), an annual report containing substantially all the information that would have been required to be contained in an annual report on Form 10-K under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is included in the Offering Memorandum), including a “Management’s discussion and analysis of financial condition and results of operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm; provided that such annual report shall not be required to contain information required by Items 9A (controls and procedures), 10 (directors, executive officers and corporate governance) and 11 (executive compensation) of Form 10-K;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (beginning with the fiscal quarter ending March 31, 2020), quarterly reports with respect to the most recent fiscal quarter and year-to-date period containing substantially all the information that would have been required to be contained in a quarterly report on Form 10-Q under the Exchange Act if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is included in the Offering Memorandum), including a “Management’s discussion and analysis of financial condition and results of operations” section and unaudited quarterly financial statements reviewed pursuant to Statement on Auditing Standards No. 100 (or any successor provision); provided that such quarterly report shall not be required to contain the information required by Part I, Item 4 of Form 10-Q (controls and procedures); and

(3) within ten Business Days after the occurrence of each event that would have been required to be reported under Items 2.01 (Completion of Acquisition or Disposition of Assets), 2.06 (Material Impairments), 4.01 (Changes in Registrant’s Certifying Accountant), 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review) and 5.01 (Changes in Control of Registrant) in a current report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act, current reports containing substantially all the information that would have been required by the foregoing items of Form 8-K to be contained in a current report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act;

provided that, for the avoidance of doubt, in each of the reports delivered pursuant to clause (1) or (2) above, the Company shall set forth (i) a calculation of Adjusted EBITDA, Adjusted EBITDA Before Growth Investments and Community Adjusted EBITDA of the Company and its consolidated Restricted Subsidiaries for the period of four consecutive fiscal quarters ended on the date of the last balance sheet set forth in such report, presented in a manner similar to that found in the Offering Memorandum, and (ii) the amount of Unrestricted Cash and Total Indebtedness of ChinaCo as of such balance sheet date; provided, further, however, that, so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, such reports (a) shall not be required to comply with Section 302 or 404 of the Sarbanes-Oxley Act of 2002 or related Items 307 and 308 of Regulation S-K promulgated by the SEC or Item 601 of Regulation S-K (with respect to exhibits), (b) shall not be required to comply with Section 13(r) of the Exchange Act (relating to the Iran Threat Reduction and

Syrian Human Rights Act) or Rule 13p-1 under the Exchange Act and Form SD (relating to conflict minerals) or Item 10(e) of Regulation S-K (relating to non-GAAP financial measures), (c) shall not be required to contain a separate financial footnote for Guarantors and Non-Guarantor Subsidiaries contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC (except summary financial information with respect to Non-Guarantor Subsidiaries of the type and scope included in the Offering Memorandum will be required), (d) shall not be required to comply with Section 3-09 of Regulation S-X to the extent that the Company determines in its good faith judgment that such information would not be material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries (and with respect to any financial statements required to be delivered under this clause (d), notwithstanding any law, rule or regulation that would require that some or all of such financial statements be audited, the Company may nonetheless deliver unaudited financial statements to satisfy such requirement) and (e) shall not be required to comply with Section 3-05 of Regulation S-X to the extent that (i) such requirement to furnish acquired business financial statements would be triggered only because the income from continuing operations before income taxes and extraordinary items of the acquired business exceeds 20% of such pre-tax income of the Company and its consolidated Subsidiaries for the applicable period set forth in Rule 1-02(w) of Regulation S-X and (ii) the Company determines in its good faith judgment that such information would not be material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries (and with respect to any financial statements required to be delivered under this clause (e), notwithstanding any law, rule or regulation that would require that some or all of such financial statements be audited, the Company may nonetheless deliver unaudited financial statements to satisfy such requirement).

(b) In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company shall furnish to Holders and to prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in this clause (b) and the preceding clause (a) of this Section 4.06 may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, bona fide prospective purchasers of the Notes (which prospective purchasers will be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act)), securities analysts and market making institutions that certify their status as such to the reasonable satisfaction of the Company and who agree to treat such information as confidential.

(c) Notwithstanding the foregoing, at all times that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company all the reports and information described in Section 4.06(a), but without giving effect to any of the provisos contained therein (assuming that such provisions otherwise apply under applicable SEC rules and regulations), in each case in a manner that complies in all material respects with the requirements specified in the applicable forms promulgated by the SEC.

(d) In addition, no later than fifteen Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to Section 4.06(a)(1) or 4.06(a)(2) above, the Company shall also hold live quarterly conference calls with the opportunity to ask questions of the Company. No fewer than five Business Days prior to the date such conference call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such quarterly conference call for the benefit of the Holders, beneficial owners of the Notes, bona fide prospective purchasers of the Notes (which prospective purchasers shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), securities analysts and market making financial institutions, which press release shall contain the time and the date of such conference call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such quarterly conference call.

(e) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, held more than 10.0% of Consolidated Total Assets as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) or accounted for more than 10.0% of consolidated total revenue of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ended on the balance sheet date, then the annual and quarterly financial information required by Section 4.06(a) shall include a reasonably detailed presentation, as determined in good faith by the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s discussion and analysis of financial condition and results of operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(f) In the event that any direct or indirect parent company of the Company becomes a Guarantor of the Notes, the Company may satisfy its obligations under this Section 4.06 to provide consolidated financial information of the Company by furnishing consolidated financial information relating to such parent; provided that (1) such financial statements are accompanied by consolidating financial information for such parent, the Company, the Guarantors and the Non-Guarantor Subsidiaries in the manner prescribed by the SEC and (2) such parent is not engaged in any business in any material respect other than such activities as are incidental to its ownership, directly or indirectly, of the Capital Stock of the Company.

(g) To the extent any information is not provided within the time periods specified in this Section 4.06 and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default that has not become an Event of Default with respect thereto shall be deemed to have been cured.

(h) Delivery of the reports, information and documents in accordance with this Section 4.06 shall satisfy the Company’s obligation to make such delivery, but, in the case of the Trustee, such delivery shall be for informational purposes only, and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein. The Trustee shall have no liability or responsibility for the filing, timeliness or content of any such report, and the Trustee shall have no duty to participate in or monitor any conference calls.

Section 4.07 Compliance Certificate.

(a) To the extent not previously provided under the Original Indenture, the Company will deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer, and further stating, as to such Officer signing such certificate, that to his or her knowledge, the Company and each Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture (or, prior to the Restatement Effective Date, the Original Indenture) and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture or the Original Indenture, as applicable (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company and each Guarantor are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, the Company will promptly (which shall be within 30 days following the date on which the Company becomes aware of such Default or receives notice of such Default, as applicable) send to the Trustee an Officer’s Certificate specifying such event, its status and what action the Company is taking or proposes to take with respect thereof.

Section 4.08 Limitation on Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(a) dividends or distributions payable solely in Equity Interests of the Company (other than Disqualified Stock); and

(b) dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Equity Interests of the Company or any direct or indirect parent company of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(a) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; or

(b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) above (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default shall have occurred and be continuing (or would result therefrom);

(B) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.09(a); and

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (including Restricted Payments made pursuant to clauses (6), (7), (11), (12) and (14) of Section 4.08(b)) but excluding all other Restricted Payments permitted by Section 4.08(b)) would not exceed the sum of (without duplication):

(i) 100.0% of Adjusted EBITDA (whether positive or negative) minus 140.0% of Consolidated Interest Expense, each as determined for the period (treated as one accounting period) from the beginning of the first fiscal quarter of the Company for which Adjusted EBITDA minus 140.0% of Consolidated Interest Expense is greater than zero to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available; plus

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Equity Interests (other than Disqualified Stock) or other capital contributions subsequent to the Reference Date, other than:

(x) Net Cash Proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Company or to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination;

(y) Net Cash Proceeds received by the Company from the issue and sale of its Equity Interests or capital contributions to the extent applied to redeem Notes in compliance with the provisions of Section 3.07(b); and

(z) Excluded Equity Proceeds; plus

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Restricted Subsidiary of the Company) subsequent to the Reference Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Company; plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries since the Reference Date in any Person resulting from:

(x) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investments (other than to the Company or any of its Restricted Subsidiaries), and repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary; or

(y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Adjusted EBITDA.

(b) Section 4.08(a) shall not prohibit:

(1) any Restricted Payment made in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that an amount equal to such Restricted Payment will be excluded from Section 4.08(a)(C)(ii);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations or Guarantor Subordinated Obligations that are permitted to be Incurred pursuant to Section 4.09 and constitute Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or a Restricted Subsidiary so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligations or Guarantor Subordinated Obligations (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations or Guarantor Subordinated Obligations in the event of a Change of Control or (b) at a purchase price not greater than 100% of the principal amount thereof in the event of an Asset Disposition; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 4.15 or 4.16 with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5) any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.16;

(6) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.08;

(7) the purchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of Equity Interests of the Company or any direct or indirect parent company of the Company held by any existing or former directors, employees, management, consultants, advisors or service providers of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements approved by the Board of Directors of the Company; provided that such repurchases, redemptions or other acquisitions pursuant to this clause shall not exceed $25.0 million in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $50.0 million in any calendar year), although such amount in any calendar year may be increased by an amount not to exceed:

(a) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the Net Cash Proceeds from the sale of Capital Stock of any of the Company’s direct or indirect parent companies, in each case to existing or former employees or members of management of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Reference Date; plus

(b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Reference Date; less

(c) the amount of any Restricted Payments made since the Reference Date with the Net Cash Proceeds described in clauses (a) and (b) of this clause (7);

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9) repurchases of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights to purchase Capital Stock or other convertible or exchangeable securities if such Equity Interests represent all or portion of the exercise price thereof or in connection with the exercise or vesting of stock options, warrants or other rights to the extent necessary to pay withholding taxes related to such exercise or vesting;

(10) any payment to the holders of Equity Interests (or to the holders of Indebtedness that is convertible into or exchangeable for Equity Interests upon such conversion or exchange) in lieu of the issuance of fractional shares;

(11) the declaration and payment of dividends on the Company’s Capital Stock (or dividends, distributions or advances to any direct or indirect parent company to allow such parent company to pay dividends on such parent company’s Capital Stock) following the first Equity Offering of the Company’s or such parent company’s Capital Stock in a registered public offering after the Issue Date of, in the case of the first Equity Offering of the Company’s Capital Stock to the public, up to 6% per annum of the Net Cash Proceeds received by the Company in such Equity Offering, or, in the case of the first Equity Offering of such parent company’s Capital Stock to the public, up to 6% per annum of the amount contributed by such parent company to the Company from the Net Cash Proceeds received by such parent company in connection with such Equity Offering;

(12) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries;

(13) (i) the purchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of Equity Interests of the Company or any direct or indirect parent company of the Company and (ii) Investments, in each case, with, or in an amount equivalent to, Excluded Equity Proceeds; and

(14) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed the greater of (a) $100.0 million and (b) 2.0% of Consolidated Total Assets at any time outstanding;

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (7), (8), (11), (12), (13) and (14) above, no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

(d) To the extent any cash or any other property is paid or distributed by the Company or any of its Restricted Subsidiaries upon the conversion or exchange of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests of the Company or upon any other acquisition or retirement of any such Indebtedness of the Company or any of its Restricted Subsidiaries for an amount based on the value of such Equity Interests, (1) any amount of such cash or property that exceeds the principal amount of the Indebtedness that is converted, exchanged, acquired or retired and any accrued interest paid thereon (and only such excess amount) shall be deemed to be a Restricted Payment under Section 4.08(a)(2) and (2) the amount of such cash or property up to an amount equal to the principal amount of the Indebtedness that is converted, exchanged, acquired or retired shall be deemed to be a Restricted Payment under Section 4.08(a)(3) if such Indebtedness is a Subordinated Obligation or Guarantor Subordinated Obligation. If the Company or any of its Restricted Subsidiaries repurchases any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Equity Interests of the Company in the open market at a price in excess of the principal amount of such Indebtedness and any accrued interest thereon, such excess amount shall be deemed to be a Restricted Payment under Section 4.08(a)(2).

(e) For the purpose of determining compliance with this Section 4.08, in the event that a Restricted Payment is entitled to be made pursuant to Section 4.08(a)Section 4.08(a) or meets the criteria of more than one of the clauses above under Section 4.08(b) or one or more of the clauses in the definition of “Permitted Investment,” the Company, in its sole discretion, shall be permitted to classify such Restricted Payment and may later reclassify all or a portion of such Restricted Payment in any manner that complies with this Section 4.08 and will be entitled to divide the amount and type of such Restricted Payment among more than one of such clauses under this Section 4.08 and the definition of “Permitted Investment.” A Restricted Payment need not be permitted solely by reference to one provision permitting such Restricted Payment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.08, including the definition of “Permitted Investment.”

Section 4.09 Limitation on Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1) so long as the Adjusted EBITDA is positive, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0; and

(2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence;

provided that the Indebtedness (including Acquired Indebtedness) that may be Incurred pursuant to this Section 4.09(a) and pursuant to Section 4.09(b)(16) (in each case, plus any refinancing Indebtedness in respect thereof) by Non-Guarantor Subsidiaries shall not exceed:

(a) the greater of (i) $250.0 million and (ii) 5.0% of Consolidated Total Assets (determined on the date of such Incurrence); plus

(b) $250.0 million; provided that, in the case of this clause (b), on a pro forma basis after giving effect to such Indebtedness, the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity.

(b) Section 4.09(a) shall not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 60 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate amount outstanding at any time not to exceed:

(a) the sum of (x) $1,000.0 million plus (y) an aggregate principal amount of Indebtedness that at the time of Incurrence would not cause, on the date of Incurrence of such Indebtedness and after giving effect thereto, the Consolidated Secured Leverage Ratio to exceed 2.5 to 1.0; plus

(b) to the extent Incurred under LC Facilities, an amount not to exceed 30.0% of Consolidated Total Assets; provided that, to the extent the amount Incurred under this clause (b) exceeds $250.0 million, the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity on a pro forma basis after giving effect to such Indebtedness;

(2) Indebtedness represented by the Existing Notes (including any related guarantee);

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date or Incurred pursuant to any commitment outstanding on the Issue Date (in each case, other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b));

(4) Guarantees by (a) the Company or any Guarantor of Indebtedness permitted to be Incurred by the Company or a Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is subordinated in right of payment to the Notes or the Note Guarantee, then the Guarantee shall be subordinated to the same extent as the Indebtedness being Guaranteed and (b) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Indenture;

(5) Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(a) if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the Notes;

(b) if a Guarantor is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(c) (i) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case under this clause (5)(c), to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(6) Preferred Stock of a Restricted Subsidiary held by the Company or any other Restricted Subsidiary; provided, however,

(a) any subsequent issuance or transfer of Capital Stock or any other event which results in such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such Preferred Stock to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Preferred Stock by such Subsidiary (and, if applicable, may be Incurred pursuant to clause (19) of this Section 4.09(b));

(7) Acquired Indebtedness and other Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or any Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Equity Interests of, or merger or consolidation with, any Person owning such assets); provided, however, that at the time of such Incurrence, either:

(i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis after giving effect to the Incurrence of such Indebtedness pursuant to this clause (7) and such acquisition; or

(ii) on a pro forma basis, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be better than or equal to such ratio immediately prior to such Incurrence;

(8) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (whether or not consistent with past practice) and not for speculative purposes;

(9) Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase, lease, construction or improvement of such property, plant or equipment, and any Indebtedness of the Company or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (9), and any Guarantees by the Company or any Restricted Subsidiary of any of the foregoing, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, shall not exceed:

(a) the greater of (i) $100.0 million and (ii) 2.0% of Consolidated Total Assets (determined on the date of such Incurrence) at any time outstanding; plus

(b) an unlimited principal amount, so long as, at the time of such Incurrence:

(i) the Company and its Restricted Subsidiaries have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity; or

(ii) the Consolidated Secured Leverage Ratio does not exceed 2.5 to 1.0;

(10) Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business (whether or not consistent with past practice);

(11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary; provided that such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (11));

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within 30 Business Days of Incurrence;

(13) Indebtedness of Foreign Subsidiaries of the Company, and any Guarantees by the Company or any Restricted Subsidiary thereof, not to exceed the greater of (i) $150.0 million and (ii) 3.0% of Consolidated Total Assets (determined on the date of such Incurrence) at any time outstanding; provided that, on a pro forma basis after giving effect to such Indebtedness:

(a) so long as the Adjusted EBITDA is positive, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0; or

(b) the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity;

(14) Indebtedness under LC Facilities of Foreign Subsidiaries of the Company, and any Guarantees by the Company or any Restricted Subsidiary thereof, in an aggregate amount outstanding at any time not to exceed:

(a) the greater of (i) $250.0 million and (ii) 5.0% of Consolidated Total Assets (determined on the date of such Incurrence); plus

(b) $250.0 million; provided that, on a pro forma basis after giving effect to such Indebtedness pursuant to this clause (b):

(i) so long as the Adjusted EBITDA is positive, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0; or

(ii) the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity;

(15) the Incurrence by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 4.09(a) and clauses (2), (3), (7) and this clause (15) of this Section 4.09(b);

(16) unsecured Indebtedness of the Company or any Restricted Subsidiary in an aggregate outstanding principal amount, together with any Indebtedness of the Company or a Restricted Subsidiary that serves to refund or refinance any Indebtedness Incurred pursuant to this clause (16), not to exceed at any time an aggregate principal amount equal to $2,298.0 million; provided that, on a pro forma basis after giving effect to such Indebtedness, to the extent the amount Incurred pursuant to this clause (16) exceeds $250.0 million:

(a) so long as the Adjusted EBITDA is positive, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be less than 5.0 to 1.0; or

(b) the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity;

provided, that the then outstanding aggregate principal amount of Indebtedness that may be Incurred pursuant to this clause and Section 4.09(a) (in each case, plus any refinancing Indebtedness in respect thereof) by Non-Guarantor Subsidiaries shall not exceed:

(i) the greater of (x) $250.0 million and (y) 5.0% of Consolidated Total Assets (determined on the date of such Incurrence); plus

(ii) $250.0 million; provided that, in the case of this subclause (ii), on a pro forma basis after giving effect to such Indebtedness, the Company and its Restricted Subsidiaries would have the requisite levels of Minimum Growth-Adjusted EBITDA and Minimum Liquidity;

(17) Indebtedness of the Company or its Restricted Subsidiaries to lessors or Affiliates of lessors of office facilities leased by the Company or such Restricted Subsidiary to finance tenant improvements at such office facility;

(18) (a) Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent to current and former employees of the Company and its Restricted Subsidiaries Incurred in the ordinary course of business (whether or not consistent with past practice); (b) guarantees of Indebtedness of directors, officers, employees, agents and advisors of the Company or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes (whether or not consistent with past practice); and (c) Indebtedness evidenced by promissory notes issued to former or current directors, officers, employees or consultants (or their transferees, estates or beneficiaries under their estates) of the Company or any of its Restricted Subsidiaries in lieu of any cash payment;

(19) Preferred Stock of a Non-Guarantor Subsidiary; provided that such Preferred Stock (a) does not provide by its terms for any cash payment on or prior to the date that is 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding and (b) does not constitute Disqualified Stock; and

(20) in addition to the items referred to in clauses (1) through (19) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (20) and then outstanding, including any Indebtedness of the Company or a Restricted Subsidiary that serves to refund or refinance any Indebtedness Incurred pursuant to this clause (20), shall not exceed the greater of (x) $100.0 million and (y) 2.0% of Consolidated Total Assets (determined on the date of such Incurrence).

(c) The Company shall not Incur any Indebtedness under this Section 4.09 if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of a Series unless such Indebtedness will be subordinated to the Notes of such Series to at least the same extent as such Subordinated Obligations. No Guarantor shall Incur any Indebtedness under this Section 4.09 if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of a Series unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee relating to such Series of Notes to at least the same extent as such Guarantor Subordinated Obligations.

(d) For purposes of determining compliance with this Section 4.09:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness under Section 4.09(b) or is entitled to be Incurred pursuant to Section 4.09(a), the Company, in its sole discretion, shall classify such item of Indebtedness on the date of Incurrence and may later reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 4.09 and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under Section 4.09(a) and Section 4.09(b); provided that all Indebtedness outstanding on the Issue Date under the Bank Facilities, and all Indebtedness (or the portion thereof) Incurred under Section 4.09(b)(1), shall be deemed Incurred under Section 4.09(b)(1) and not Section 4.09(a) or Section 4.09(b)(3) and may not later be reclassified;

(2) an item of Indebtedness need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09;

(3) if obligations in respect of letters of credit or surety or performance bonds are Incurred pursuant to a Debt Facility under clause (1), (13) or (14) of Section 4.09(b) and relate to other Indebtedness, then such letters of credit or surety or performance bonds shall be treated as Incurred pursuant to clause (1), (13) or (14) of Section 4.09(b), as the case may be, and such other Indebtedness shall not be included;

(4) except as provided in clause (3) of this Section 4.09(d), Guarantees of, or obligations in respect of letters of credit or surety or performance bonds relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5) the accrual of interest, the accretion or amortization of original issue discount, and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, shall not be deemed to be an Incurrence of Indebtedness pursuant to this Section 4.09; and

(6) subject to the Company’s ability to reclassify pursuant to Section 4.09(d)(1) above, for purposes of this Indenture, the Original Notes shall be deemed to have been initially Incurred at the time of their respective issuance under clause (b)(16) of Section 4.09(b) and accordingly shall constitute permitted Indebtedness thereunder.

(e) Pursuant to an Officer’s Certificate delivered to the Trustee, the Company or a Restricted Subsidiary may elect to treat all or any portion of the commitment to provide any Indebtedness (including with respect to any revolving loan commitment) as being Incurred at the time of such commitment, in which case any subsequent Incurrence of Indebtedness that is the subject of such commitment shall not be deemed to be an Incurrence at such subsequent time. Such Indebtedness shall be deemed to be outstanding for purposes of calculating the Consolidated Leverage Ratio and the Consolidated Secured Leverage Ratio, as applicable, for any period in which the Company makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

(f) The Company shall not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

(g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h) The Company shall not, and shall not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated or junior in right of payment to any other Indebtedness (including Acquired Indebtedness) of the Company or such Guarantor, as the case may be, unless such Indebtedness is subordinated in right of payment to the Notes or such

Guarantor’s Guarantee, as the case may be, on substantially identical terms as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be; provided, however, that no Indebtedness of the Company or any Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or having a junior lien priority. For purposes of the foregoing, no Indebtedness shall be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Section 4.10 Limitation on Liens.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) securing any Indebtedness on any of its property or assets (including Equity Interests of Subsidiaries), whether owned on the Issue Date or acquired after that date, unless contemporaneously with the Incurrence of such Lien :

(1) in the case of Liens securing Subordinated Obligations or Guarantor Subordinated Obligations, the Notes of the relevant Series and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be; or

(2) in all other cases, the Notes of the relevant Series and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such obligation.

(b) Any Lien created for the benefit of Holders of any Series pursuant to this Section 4.10 shall be automatically and unconditionally released and discharged, without any action on the part of the Holders or the Trustee, upon the release and discharge of each of the related Liens described in clauses (1) and (2) of Section 4.10(a), as applicable.

Section 4.11 Future Guarantors.

(a) The Company shall cause each Restricted Subsidiary that becomes a borrower under the Bank Facilities or that Guarantees, on the Issue Date or any time thereafter, the Obligations under the Bank Facilities or any other Indebtedness of the Company or any Guarantor exceeding $10.0 million aggregate principal amount to execute and deliver to the Trustee a supplemental indenture to this Indenture, in the form of Exhibit D attached hereto or in any other form reasonably satisfactory to the Trustee, pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other Obligations under this Indenture (other than Obligations of the Notes of any Series to the extent not required by the provisions of this Indenture (or any amendment, waiver or consent thereto) applicable to such Series).

(b) The obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Bank Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(c) Each Note Guarantee shall be released in accordance with Section 10.06.

Section 4.12 Limitation on Restrictions on Distribution From Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any other Restricted Subsidiary, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Equity Interests shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 4.12(a)).

(b) Section 4.12(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions pursuant to the Bank Facilities or the Existing Notes and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(2) this Indenture, the Notes and the Note Guarantees;

(3) any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges, consolidates or amalgamates with or into the Company or any Restricted Subsidiary (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or merged, consolidated or amalgamated with and into the Company or Restricted Subsidiary, whichever is applicable;

(4) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2) or (3) of this Section 4.12(b) or this clause (4); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive than the encumbrances and restrictions contained in the agreements referred to in clauses (1), (2) or (3) of this Section 4.12(b) on the Issue Date or the date such Person was acquired, merged, consolidated or amalgamated with and into the Company or any Restricted Subsidiary, whichever is applicable;

(5) in the case of Section 4.12(a)(3), Liens permitted to be Incurred under Section 4.10 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(6) purchase money obligations and Capitalized Lease Obligations permitted under this Indenture, in each case that impose encumbrances or restrictions of the nature described in Section 4.12(a)(3) on the property so acquired;

(7) any agreement for the sale or other disposition of all or a portion of the Capital Stock or assets of a Restricted Subsidiary with customary restrictions on distributions, transfers, loans or advances by that Restricted Subsidiary pending its sale or other disposition;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business (whether or not consistent with past practice) or restrictions on cash or other deposits permitted under Section 4.10 or arising in connection with any Permitted Liens;

(9) any provisions in leases, subleases, licenses, sublicenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business (whether or not consistent with past practice);

(10) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, approval, license, permit or similar restriction;

(11) any provisions in joint venture agreements and other similar agreements relating to joint ventures entered into in the ordinary course of business (whether or not consistent with past practice);

(12) restrictions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis; and

(13) other Indebtedness Incurred or Preferred Stock permitted to be Incurred pursuant to Section 4.09; provided that, in the good faith judgment of the Company, (x) the encumbrances and restrictions in such Indebtedness are not materially more restrictive, taken as a whole, than those contained in the Bank Facilities as of the Issue Date or in this Indenture or (y) such encumbrance or restriction is no materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined in the good faith judgment of the Company) and such encumbrance or restriction will not materially impair the Company’s ability to make principal or interest payments on the Notes when due.

Section 4.13 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Company may designate after the Issue Date any Subsidiary (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Designation;

(2) the Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to, the Company or any Restricted Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated);

(3) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, and will at all times thereafter, consist of Non-Recourse Debt; and

(4) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Subsidiary; or

(b) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results; and

(5) the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the Designation and must comply with Section 4.08.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect such Revocation:

(1) no Default or Event of Default has occurred and is continuing after giving effect to such Revocation;

(2) (a) The Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) or (b) the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be better than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such Revocation, in each case on a pro forma basis taking into account such Revocation; and

(3) all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture.

(b) Any such Designation or Revocation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officer’s Certificate certifying that such Designation or Revocation complied with the foregoing conditions.

(c) A Revocation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

Section 4.14 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable, when taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate, as determined by the Company in good faith; and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $25.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

(b) Section 4.14(a) shall not apply to:

(1) any transaction between the Company and a Restricted Subsidiary or between or among Restricted Subsidiaries (or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09;

(2) Restricted Payments permitted to be made pursuant to Section 4.08 or Permitted Investments;

(3) transactions or payments pursuant to any employee, officer or director compensation or benefit plans, employment agreements, severance agreements or any similar arrangements entered into in the ordinary course of business (whether or not consistent with past practice) or approved by the Board of Directors of the Company;

(4) the payment of reasonable fees to, and indemnities and reimbursements provided on behalf of, current, future or former officers, directors, employees or consultants of the Company or any Restricted Subsidiary;

(5) loans, advances or Guarantees (or cancellation of loans, advances or Guarantees) to current, future or former officers, directors, employees or consultants of the Company or any Restricted Subsidiary that, in each case, are approved by a majority of the disinterested members of the Board of Directors of the Company;

(6) transactions effected pursuant to any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not, in the good faith judgment of the Company, materially more disadvantageous to the Holders, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(7) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not, in the good faith judgment of the Company, materially more disadvantageous to the Holders, when taken as a whole, than the terms of the applicable agreement in effect on the date of such acquisition or merger;

(8) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business or that are consistent with past practice of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture;

(9) any grant, issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(10) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that could have been obtained by the Company or the relevant Restricted Subsidiary in a comparable transaction at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate;

(11) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Company, where such Affiliates receive the same consideration as non-Affiliates in such transaction;

(12) transactions with any joint venture in which the Company or any Restricted Subsidiary holds or acquires an ownership interest in the ordinary course of business (whether or not consistent with past practice) so long as the terms of any such transactions, in the good faith judgment of the Company, are not materially less favorable, taken as a whole, to the Company or such Restricted Subsidiary than they are to the other joint venture partners; and

(13) [Reserved].

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.07, the Company shall make an offer to purchase all of the Notes (the “Change of Control Offer”) of each Series at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to but not including the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record of each Series of Notes on a Record Date to receive any interest due on the Change of Control Payment Date (as defined below).

(b) Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes of a Series pursuant to Section 3.07, the Company shall mail a notice of such Change of Control Offer to each Holder of such Series or otherwise deliver notice in accordance with the applicable procedures of DTC, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made for such Series of Notes, the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC) and that all Notes of such Series properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to but not including the date of purchase (subject to the right of Holders of record on the applicable Record Date to receive interest due on the Change of Control Payment Date);

(2) the purchase date (which shall be no later than five Business Days after the date such Change of Control Offer expires) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date for any Series of Notes, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) of such Series properly tendered pursuant to the Change of Control Offer; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes of such Series so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes of such Series so accepted together with an Officer’s Certificate directing the Trustee to cancel the applicable Notes and stating the aggregate principal amount of Notes or portions of Notes of such Series being purchased by the Company in accordance with the terms of this Section 4.15.

(c) The Paying Agent will promptly mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each Holder of Notes of the applicable Series so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or otherwise deliver in accordance with the applicable procedures of DTC) to each Holder a new Note (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate, only an Authentication Order, shall be required for the Trustee to authenticate and mail or deliver such new Note) of the same Series equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(d) If the Change of Control Payment Date for a Series of Notes is on or after a Record Date and on or before the related Interest Payment Date for such Series, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note of such Series is registered at the close of business on such Record Date.

(e) The Company shall not be required to make a Change of Control Offer with respect to a Series of Notes upon a Change of Control if a third party makes the Change of Control Offer for such Series in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes of such Series validly tendered and not withdrawn under such Change of Control Offer.

(f) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

Section 4.16 Asset Dispositions.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition; and

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the requirement in this clause (2) shall not apply to (x) any Asset Swap or (y) the sale or issuance by a Foreign Subsidiary of Equity Interests in the ordinary course of business (whether or not consistent with past practice) to directors, employees, management, consultants or advisors of such Foreign Subsidiary in connection with agreements to compensate such persons approved by a majority of the disinterested members of the Board of Directors of such Foreign Subsidiary.

For the purposes of clause (2) above and for no other purpose, the following shall be deemed to be cash:

(1) any liabilities (as shown on the Company’s consolidated balance sheet, or if Incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s consolidated balance sheet if such Incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined by the Company in good faith) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets in writing or are otherwise extinguished in connection with the transactions relating to such Asset Disposition and from which the Company and all Restricted Subsidiaries no longer have any obligations with respect to such liabilities or are indemnified against further liabilities;

(2) any securities, notes or other obligations received by the Company or any Restricted Subsidiary in such Asset Disposition that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Disposition; and

(3) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value that, when taken together with all other Designated Non-cash Consideration previously received pursuant to this clause (3) that is at that time outstanding, does not exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) Within 450 days from the receipt of such Net Available Cash, an amount equal to 100% of the Net Available Cash from such Asset Disposition may be applied by the Company or any Restricted Subsidiary as follows:

(1) to repay (and, in the case of revolving Indebtedness, permanently reduce commitments with respect thereto): (i) Secured Indebtedness of the Company or a Guarantor under a Debt Facility to the extent such Secured Indebtedness was Incurred under Section 4.09(b)(1)); (ii) Secured Indebtedness of the Company or a Guarantor (other than any Disqualified Stock, Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) other than Indebtedness owed to the Company or an Affiliate of the Company; or (iii) Indebtedness of a Non-Guarantor Subsidiary (other than any Disqualified Stock), other than Indebtedness owed to the Company or an Affiliate of the Company;

(2) to repay (and, in the case of revolving Indebtedness, permanently reduce commitments with respect thereto) other Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Guarantor (other than any Disqualified Stock or Guarantor Subordinated Obligations), in each case other than Indebtedness owed to the Company or an Affiliate of the Company; provided that the Company shall equally and ratably reduce Obligations under the Notes, as provided in Section 3.07, through open market purchases at or above 100% of the principal amount thereof or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, in each case plus the amount of accrued but unpaid interest on the Notes that are purchased or redeemed;

(3) to invest in Additional Assets;

(4) to make capital expenditures in or that are useful in a Permitted Business; or

(5) any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (1), (2), (3), (4) or (5) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of clause (3) or (4) above (or any combination of such clauses), a binding commitment to invest in Additional Assets or to make a capital expenditure shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of the end of such 450-day period and such Net Available Cash is actually applied in such manner within 180 days from the end of such 450-day period.

(c) Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.16(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall be required to make an offer (an “Asset Disposition Offer”) to all Holders of each Series of Notes and, to the extent required by the terms of any outstanding Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest due on the Asset Disposition Purchase Date) in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in the case of the Notes in integral multiples of $1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company shall commence an Asset Disposition Offer for such Series of Notes with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the applicable procedures of DTC) the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes of a Series and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds in any manner not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes of a Series and Pari Passu Indebtedness validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes of such Series and such Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes of such Series and Pari Passu Indebtedness; provided that the selection of such Pari Passu Indebtedness shall be made pursuant to the terms of such Pari Passu Indebtedness. Upon completion of such Asset Disposition Offer with respect to a Series of Notes, the amount of Excess Proceeds with respect to such Series of Notes shall be reset at zero.

(d) The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any Asset Swaps unless, at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(e) The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Section 4.17 Effectiveness of Covenants.

(a) With respect to each Series of Notes, following the first day (such date, a “Suspension Date”):

(1) the Notes of such Series have an Investment Grade Rating from two of the Rating Agencies; and

(2) no Default has occurred and is continuing under this Indenture,

the Company and its Restricted Subsidiaries shall not be subject to the provisions of Sections 4.08, 4.09, 4.11 (but only with respect to any Person that is required to become a Guarantor after the date of the commencement of the applicable Suspension Date), 4.12, 4.13, 4.14, 4.16 and 5.01(a)(4) (collectively, the “Suspended Covenants”) for the benefit of the Holders of such Series of Notes. On the Suspension Date, the Excess Proceeds from any Asset Disposition shall be reset at zero for purposes of such Series of Notes. If at any time the Notes of such Series cease to have an Investment Grade Rating by two or more of the Rating Agencies, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants (the date on which the Company and its Restricted Subsidiaries will be again subject to the Suspended Covenants, the “Reinstatement Date”), unless and until the Notes of such Series subsequently attain an Investment Grade Rating from two Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect with respect to such Series of Notes for such time that such Series of Notes maintain an Investment Grade Rating from two Rating Agencies); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture with respect to the Notes or the related Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. With respect to each Series of Note, the period of time between the Suspension Date and the Reinstatement Date, in each case, with respect to such Series of Notes, is referred to as the “Suspension Period.”

(b) On the Reinstatement Date with respect to any Series of Notes, all Indebtedness Incurred during the related Suspension Period will be classified to have been Incurred under Section 4.09(b)(3) for purposes of such Series of Notes. Calculations made after the Reinstatement Date for such Series of Notes of the amount available to be made as Restricted Payments under Section 4.08 will be made as though Section 4.08 had been in effect with respect to such Series of Notes since the Issue Date and throughout the applicable Suspension Period. Accordingly, Restricted Payments made during the Suspension Period for a Series of Notes will reduce the amount available to be made as Restricted Payments under Section 4.08(a) with respect to such Series of Notes. Any Affiliate Transaction entered into on or after the Reinstatement Date with respect to a Series of Notes pursuant to an agreement entered into during any Suspension Period for such Series shall be deemed to be permitted pursuant to Section 4.14(b)(6) for purposes of such Series. Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in clauses (1) through (3) of Section 4.12(a) that becomes effective during any Suspension Period for any Series of Notes shall be deemed to be permitted pursuant to clause (1) of Section 4.12(b) with respect to such Series.

(c) During any period when the Suspended Covenants are suspended for a Series of Notes, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture for purposes of such Series.

(d) Promptly following the occurrence of any Suspension Date or Reinstatement Date with respect to a Series of Notes, the Company shall provide an Officer’s Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reinstatement Date has occurred with respect to a Series of Notes or notify the Holders of any Suspension Date or Reinstatement Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder of the Notes upon request.

(e) Notwithstanding the foregoing, if both Series of Notes are not independently rated but the Notes are so rated or one Series of Notes is so rated, any Suspension Date and/or Reinstatement Date with respect to the Notes or the Series of Notes that is rated shall also apply to the other Series of Notes that is not independently rated.

Section 4.18 Not More Restrictive Than Existing Notes.

(a) Notwithstanding anything to the contrary herein, so long as the Existing Notes remain outstanding, nothing contained in this Article 4 shall restrict the Company or any of its Affiliates from taking any action or entering into any transaction that is permitted pursuant to the Existing Indenture as in effect as of the Issue Date.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Company shall not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) is a corporation or limited liability company organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a); or

(b) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be better than or equal to such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor (unless it is the other party to the transactions described above, in which case Section 5.01(c)(1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Company’s obligations under this Indenture and the Notes; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture, if any, comply with this Indenture.

(b) Notwithstanding clauses (3) and (4) of Section 5.01(a):

(1) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or any other Restricted Subsidiary; and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

(c) The Company shall not permit any Guarantor to consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Company or another Guarantor) unless:

(1) (a) if such entity remains a Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia or the laws under which such Guarantor was formed;

(b) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, the Notes and its Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(d) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition and such supplemental indenture (if any) comply with this Indenture; or

(2) in the event the transaction results in the release of the Subsidiary’s Note Guarantee under clause (1)(A) of Section 10.06(a), the transaction is made in compliance with Section 4.16 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(d) Notwithstanding the foregoing, any Guarantor may merge with or into or transfer all or part of its properties and assets to a Guarantor or merge with a Restricted Subsidiary of the Company, so long as the resulting entity remains or becomes a Guarantor.

(e) For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company or a Guarantor, as the case may be, which properties and assets, if held by the Company or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company or such Guarantor on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Company or such Guarantor, as applicable.

Section 5.02 Successor Entity Substituted.

Upon any consolidation, merger, winding up, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01, the Company or the Guarantor, as the case may be, shall be released from its obligations under this Indenture and the Notes or its Note Guarantee, as the case may be, and the Successor Company or the Successor Guarantor, as the case may be, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under this Indenture, the Notes and such Note Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company shall not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default” with respect to each Series of Notes:

(1) default in any payment of interest on any Note of such Series when due, continued for 30 days;

(2) default in the payment of principal or premium, if any, on any Note of such Series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company or any Guarantor to comply with its obligations under Section 5.01;

(4) failure by the Company or any Guarantor to comply for 30 days after notice as provided below with any of their obligations under Section 4.15 or Section 4.16 as such Sections relate to such Series of Notes (in each case, other than a failure to purchase Notes of such Series which constitutes an Event of Default under clause (2) above);

(5) failure by the Company or any Guarantor to comply for 60 days after notice as provided below with its other agreements contained in this Indenture as it relates to such Series of Notes, the Notes of such Series or the related Note Guarantees;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed (which, for the avoidance of doubt, shall not include Indebtedness described in clause (5) of the definition thereof or Non-Recourse Debt) by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(ii) results in the acceleration of such Indebtedness prior to its maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more (or its foreign currency equivalent);

(7) failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final, non-appealable judgments aggregating in excess of $50.0 million (or its foreign currency equivalent) (net of any amounts that a reputable and creditworthy insurance company, as determined by the Company in good faith, has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(8) (i) the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing its inability to pay its debts generally as they become due; or

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C) orders the liquidation, dissolution or winding up of the Company, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(9) any Note Guarantee (as it relates to such Series of Notes) of a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Note Guarantee as it relates to such Series of Notes (other than by release of any such Guarantee as contemplated by the terms of this Indenture).

(b) A Default under clauses (4) and (5) of Section 6.01(a) shall not constitute an Event of Default with respect to a Series of Notes until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes of such Series notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (4) and (5) of Section 6.01(a) after receipt of such notice.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.01(a)(8)) occurs and is continuing with respect to a Series of Notes, the Trustee, upon its actual notice of such Event of Default, by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes of such Series by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the then outstanding Notes of such Series to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes of a Series if and so long as the Trustee, in good faith, determines acceleration is not in the best interest of the Holders of such Series.

(b) In case an Event of Default described in Section 6.01(a)(8) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the then outstanding Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) In the event of a declaration of acceleration of the Notes of a Series because an Event of Default described in Section 6.01(a)(6) has occurred and is continuing, the declaration of acceleration of such Notes shall be automatically annulled if:

(1) the default triggering such Event of Default pursuant to Section 6.01(a)(6) shall be remedied or cured by the Company or a Restricted Subsidiary (including through a discharge of such Indebtedness) or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and

(2) (A) the annulment of the acceleration of such Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default with respect to such Series of Notes, except nonpayment of principal of, premium, if any, or interest on, the Notes of such Series that became due solely because of the acceleration of such Notes, have been cured or waived.

(d) The Holders of a majority in principal amount of the outstanding Notes of a Series may waive all past Events of Default with respect to such Series of Notes (except with respect to nonpayment of principal, premium or interest) and rescind any acceleration with respect to the Notes of such Series and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default with respect to such Series of Notes, other than the nonpayment of the principal of, premium, if any, and interest on, such Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.03 Other Remedies.

(a) If an Event of Default occurs and is continuing with respect to a Series of Notes, the Trustee may pursue any available remedy to collect the payment of principal of, premium, if any, and interest on, the then outstanding Notes of such Series or to enforce the performance of any provision of such Notes or this Indenture as it relates to such Notes.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

(a) The Holders of a majority in principal amount of the outstanding Notes of a Series by written notice to the Trustee may on behalf of all Holders of such Series waive any existing Default and its consequences hereunder, except:

(1) a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note of such Series held by a non-consenting Holder of such Series (including in connection with an Asset Disposition Offer or a Change of Control Offer); and

(2) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder of such Series affected,

provided that, subject to Section 6.02, the Holders of a majority in principal amount of the then outstanding Notes of such Series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration relating to such Series of Notes. Upon any such waiver, such Default shall cease to exist with respect to the relevant Series of Notes, and any Event of Default arising therefrom relating to such Series of Notes shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

The Holders of a majority in principal amount of the outstanding Notes of a Series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to such Series of Notes. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture, the Notes of such Series or any related Note Guarantee, or that would involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

Subject to Section 6.07, no Holder of a Series of Notes may pursue any remedy with respect to this Indenture or the Notes of any Series unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing with respect to such Series of Notes;

(2) the Holders of at least 25% in principal amount of the then outstanding Notes of such Series have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the then outstanding Notes of such Series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal of, premium, if any, and interest on, its Note, on or after the respective due dates expressed or provided for in such Note (including in connection with an Asset Disposition Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended or waived without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing with respect to a Series of Notes, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and any other obligor on the Notes of such Series for the whole amount of principal, premium, if any, and interest remaining unpaid on the then outstanding Notes of such Series, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Co-Obligor, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders of any Series of Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by such Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes of any Series allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes of such Series, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder of any Series any plan of reorganization, arrangement, adjustment or composition affecting the Notes of such Series or the rights of any Holder of such Series, or to authorize the Trustee to vote in respect of the claim of any Holder of such Series in any such proceeding.

Section 6.13 Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

(1) to the Trustee, any other Agent and their respective agents and attorneys for amounts due under Section 7.06, including payment of all reasonable compensation, expenses and liabilities Incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(2) to Holders of each Series for amounts due and unpaid on the Notes of such Series from the Company, a Guarantor or other obligor from whom such money or property was received for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes of each applicable Series for principal, premium, if any, and interest, respectively; and

(3) to the Company or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders of any Series pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Company and to each Holder of such Series in the manner set forth in Section 12.01.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e) Subject to this Article 7, if an Event of Default occurs and is continuing with respect to a Series of Notes, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes of such Series and the related Note Guarantees at the request or direction of any of the Holders of such Series (or any other Series) unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to Incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default or be required to act based on any event unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the applicable Series of Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(m) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

Section 7.03 Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or such Agent. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 and Section 7.10.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05 Notice of Defaults.

If a Default as to any Series of Notes occurs and is continuing and is actually known to the Trustee, the Trustee will mail to each Holder of such Series a notice of the Default within 90 days after it occurs. Except in the case of an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2), the Trustee may withhold from the Holders of such Series notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interest of the Holders of such Series.

Section 7.06 Compensation and Indemnity.

(a) The Company and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable and documented disbursements, advances and expenses Incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and counsel. The Trustee shall provide the Company reasonable notice of any expenditure not in the ordinary course of business.

(b) The Company and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor and their respective officers, directors, employees and agents harmless against, any and all loss, damage, claims, liability or expense (including reasonable and documented attorneys’ fees and expenses and court costs) Incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.06)) or defending itself against any claim whether asserted by any Holder, the Company or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel and the Company shall pay the reasonable and documented fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense Incurred by the Trustee through the Trustee’s own willful misconduct or negligence as finally adjudicated by a court of competent jurisdiction.

(c) The obligations of the Company and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d) To secure the payment obligations of the Company and the Guarantors in this Section 7.06, the Trustee shall have a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such claim shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee Incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing at least 30 days prior to such removal. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(b) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Company.

(c) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee. The retiring or removed Trustee shall have no responsibility or liability for the action or inaction of any successor Trustee.

(f) As used in this Section 7.07, the term “Trustee” shall also include each Agent.

Section 7.08 Successor Trustee by Merger, etc.

Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such organization or entity shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 7.09 Eligibility; Disqualification.

(a) There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(b) This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.10 Preferential Collection of Claims Against the Company.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes of any Series upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02 with respect to any Series of Notes, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations under this Indenture with respect to such Series of Notes, all outstanding Notes of such Series and the related Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance with respect to a Series of Notes means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the then outstanding Notes of such Series, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) through (4) below, and to have satisfied all of its other obligations under such Series of Notes and, to the extent relating to such Series of Notes, this Indenture, including those of the Guarantors under their Note Guarantees as they relate to such Series of Notes (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of Notes of such Series to receive payments in respect of the principal of, premium, if any, and interest on, the then outstanding Notes of such Series when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2) the Company’s obligations with respect to the Notes of such Series concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for payments on the Notes of such Series from amounts held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) this Section 8.02.

(b) Following the Company’s exercise of its Legal Defeasance option with respect to a Series of Notes, payment of the then outstanding Notes of such Series may not be accelerated because of an Event of Default with respect to such Notes.

(c) Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 with respect to a Series of Notes notwithstanding the prior exercise of its option under Section 8.03 with respect to such Series of Notes. The Company may also exercise its option under this Section 8.03 as to one Series of Notes but not another.

Section 8.03 Covenant Defeasance.

(a) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03 with respect to a Series of Notes, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under any or all (within the Company’s sole discretion) of the covenants contained in Sections 3.09, 4.05, 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 and clause (4) of Section 5.01(a) with respect to the then outstanding Notes of such Series, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Note Guarantees to the extent relating to such Series of Notes, on and after the date the conditions set forth in Section 8.04 are satisfied with respect to a Series of Notes (“Covenant

Defeasance”), and the Notes of such Series shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) of such Series of Notes in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes of a Series and, to the extent relating to such Series of Notes, this Indenture, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant with respect to such Series of Notes, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 with respect to such Series of Notes or give rise to a Default or Event of Default under Section 6.01 with respect to any other Series of Notes, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

(b) Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03 with respect to a Series of Notes, subject to the satisfaction of the conditions set forth in Section 8.04, an Event of Default specified in Section 6.01(a)(3) that resulted solely from the failure of the Company to comply with Section 5.01(a)(4), Section 6.01(a)(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), Section 6.01(a)(5) (only with respect to covenants that are released as a result of such Covenant Defeasance), Section 6.01(a)(6), Section 6.01(a)(7), Section 6.01(a)(8) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) or Section 6.01(a)(9), in each case, shall not constitute an Event of Default with respect to such Series of Notes or give rise to an Event of Default under any other Series of Notes.

Section 8.04 Conditions to Legal or Covenant Defeasance.

(a) The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03, in each case, with respect to the Notes of the applicable Series:

(1) the Company must irrevocably deposit with the Trustee for the benefit of the Holders of such Series of Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes of such Series on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes of such Series are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the Notes of such Series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes of such Series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default with respect to such Series of Notes has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Bank Facilities or any other material agreement or material instrument (other than this Indenture as it relates to such Series of Notes) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) the Company has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others;

(6) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(7) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes of such Series at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (6) above).

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes of the applicable Series shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Series of all sums due and to become due thereon in respect of principal of, premium, if any, and interest on, the Notes of such Series, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the applicable Series.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 which, in the judgment of the Board of Directors of the Company expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance with respect to the applicable Series of Notes.

Section 8.06 Repayment to the Company.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under the Notes of the applicable Series, the provisions of this Indenture relating to such Series of Notes and the Note Guarantees as they relate to such Series of Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note of such Series following the reinstatement of its obligations with respect to such Series, the Company shall be subrogated to the rights of the Holders of such Series to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a) Notwithstanding Section 9.02, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend this Indenture as it relates to any Series of Notes, the Notes of such Series and the related Note Guarantees to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under this Indenture, the Notes of such Series or the related Note Guarantees in accordance with Article 5;

(3) provide for or facilitate the issuance of uncertificated Notes of such Series in addition to or in place of certificated Notes of such Series; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) comply with the rules of any applicable depositary;

(5) add guarantors with respect to the Notes of such Series or release a Guarantor from its obligations under its related Note Guarantee or this Indenture, in each case, in accordance with the applicable provisions of this Indenture as it relates to such Series;

(6) secure the Notes and the Note Guarantees;

(7) add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders of such Series or to make changes that would provide additional rights to the Holders of such Series or to surrender any right or power conferred upon the Company or any Guarantor;

(8) make any change that does not adversely affect the legal rights under this Indenture, the Notes of such Series or the related Note Guarantees of any Holder of such Series in any material respect;

(9) evidence and provide for the acceptance of an appointment under this Indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(10) conform the text of the Indenture, any Series of Notes or the related Note Guarantees to any provision of the “Description of notes” included in the 2021 Offering Memorandum to the extent that such provision in the “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture, any Series of Notes or the related Note Guarantees;

(11) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(12) amend this Indenture as it relates to the other Series of Notes.

(b) Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 12.02, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D, and delivery of an Officer’s Certificate, except as provided in Section 5.01(c).

Section 9.02 With Consent of Holders.

(a) Except as provided in Section 9.01 and this Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture as it relates to a Series of Notes, the Notes of such Series and the related Note Guarantees with the consent of the Holders of a majority in principal amount of the Notes of such Series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such Series) and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default with respect to a Series of Notes (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes of such Series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture as it relates to such Series of Notes, the Notes of such Series or the related Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes of such Series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes of such Series). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the applicable Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 12.02, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) It shall not be necessary for the consent of the Holders of a Series under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will give to the Holders of the applicable Series a notice briefly describing such amendment, supplement or waiver. However, the failure of the Company to give such notice to all the Holders of such Series, or any defect in the notice, shall not impair or affect the validity of any such amendment, supplement or waiver.

(e) Without the consent of each affected Holder of the applicable Series of Notes, no amendment, supplement or waiver under this Section 9.02 may (with respect to any Notes held by a non-consenting Holder of such Series):

(1) reduce the principal amount of Notes of such Series whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note of such Series;

(3) reduce the principal of or extend the Stated Maturity of any Note of such Series;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on, the Notes of such Series (except a rescission of acceleration of the Notes of such Series by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes of such Series with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) reduce the principal of or change the fixed maturity of any Note of such Series or alter the provisions with respect to the redemption of the Notes of such Series (other than provisions relating to Section 4.15 and Section 4.16);

(6) make any Note of such Series payable in a currency other than that stated in such Note;

(7) modify the contractual right of any Holder of such Series to receive payment of principal of, premium, if any, or interest on, such Holder’s Notes of such Series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes of such Series;

(8) make any change in this Section 9.03(e); or

(9) modify the Note Guarantees in any manner adverse to the Holders of such Series.

(f) A consent to any amendment, supplement or waiver of this Indenture, the Notes of any Series or the related Note Guarantee by any Holder of such Series given in connection with a tender of such Holder’s Notes of such Series shall not be rendered invalid by such tender.

Section 9.03 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note (including any Series I Note Exchange), even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Company may, but shall not be obligated to, fix a record date pursuant to Section 1.04 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.04 Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes of any Series may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes of the same Series (or, in the case of a Series I Note Exchange, Series II Notes and, in the case of a partial Series I Note Exchange, Series II Notes and Series I Notes) that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.02, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 10

GUARANTEES AND CO-OBLIGOR

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (1) the principal of, premium, if any, and interest on, each Series of the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on such Notes, if any, if lawful, and all other Obligations of the Company to the Holders or the Trustee hereunder or under such Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject, however, in the case of clause (1) and (2) above, to the limitation set forth in Section 10.02, collectively, the “Guaranteed Obligations”. Failing payment by the Company when due of any amount so Guaranteed or any performance so Guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree (to the extent permitted by applicable law) that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged as to any Series of Notes except by complete performance of the obligations contained in such Notes and this Indenture (as it relates to such Series), or pursuant to Section 10.06.

(c) Each of the Guarantors also agrees (to the extent permitted by applicable law), jointly and severally, to pay any and all costs and expenses (including reasonable and documented attorneys’ fees and expenses) Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders of any Series of Notes in respect of any obligations Guaranteed hereby until payment in full of all obligations of such Series of Notes Guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations of such Series of Notes Guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations Guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f) Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any Series of Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes or the related Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

(h) Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Section 10.03 Execution and Delivery.

(a) To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor.

(b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c) If a Person whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantees shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e) If required by Section 4.11, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.11 and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of the applicable Series against the Company in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing with respect to a Series of Notes, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes of such Series shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Note Guarantees.

(a) A Note Guarantee by a Guarantor as it relates to a Series of Notes shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Company or the Trustee shall be required for the release of such Guarantor’s Note Guarantee as it relates to such Series of Notes, upon:

(1) (A) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, amalgamation, arrangement, consolidation, winding up, dissolution, liquidation or otherwise) of the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary with respect to such Series of Notes, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of this Indenture applicable to such Series of Notes, including, if applicable,

Section 4.16 (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time) and Section 5.01(a);

(B) the release or discharge of such Guarantor from its Guarantee of Indebtedness of the Company and Restricted Subsidiaries under the Bank Facilities (including, by reason of the termination of the Bank Facilities) and all other Indebtedness of the Company and the Guarantors, to the extent that the existence of such Guarantee or Indebtedness would otherwise obligate such Guarantor to Guarantee the Notes of such Series; provided that if such Guarantor has Incurred any Indebtedness or issued any Preferred Stock or Disqualified Stock in reliance on its status as a Guarantor under Section 4.09, such Guarantor’s obligations under such Indebtedness, Preferred Stock or Disqualified Stock, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under Section 4.09;

(C) the proper designation of any Guarantor as an Unrestricted Subsidiary with respect to such Series of Notes; or

(D) the Company’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the discharge of the Company’s obligations under this Indenture in accordance with the terms of this Indenture, in each case, with respect to such Series of Notes; and

(2) the Company delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction or release have been complied with.

(b) At the written request of the Company, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Note Guarantee relating to any Series of Notes.

Section 10.07 Co-Obligor.

(a) Co-Obligor is a co-obligor of the Notes, liable for the due and punctual payment of the principal of, premium, if any, and interest on, all of the Notes.

(b) Co-Obligor and the Company, as co-obligors, shall be unconditionally jointly and severally liable for the due and punctual payment of the principal of, and interest on, all of the Notes, and for all Obligations under the Indenture and in connection with the Notes.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

(a) This Indenture will be discharged, and will cease to be of further effect as to all Notes of a Series issued hereunder, when either:

(1) all Notes of such Series that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(2) (A) all Notes of such Series not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders of such Series of Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such Series not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B) no Default or Event of Default with respect to such Series of Notes has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Bank Facilities or any other material agreement or material instrument (other than this Indenture as it relates to such Series of Notes) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(C) the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under this Indenture with respect to such Series of Notes; and

(D) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes of such Series at maturity or the redemption date, as the case may be.

(b) In addition, the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of this Indenture with respect to a Series of Notes, if money shall have been deposited with the Trustee pursuant to Section 11.01(a)(2)(A) for such Series of Notes, the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 with respect to a Series of Notes shall be held in trust and applied by it, in accordance with the provisions of the Notes of such Series and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 with respect to a Series of Notes by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture with respect to such Series of Notes, the Notes of such Series and the related Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 12

MISCELLANEOUS

Section 12.01 Notices.

(a) Any notice or communication to the Company, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Company, the Co-Obligor or any Guarantor:

c/o WeWork Companies LLC 575

Lexington Avenue, 16th Floor

New York, NY 10022

Email: legal@wework.com

Attention: Chief Legal Officer

with a copy (which shall not constitute notice hereof) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 455-2502

Attention: Sophia Hudson, P.C. and Sharon Freiman

Email: sophia.hudson@kirkland.com; sharon.freiman@kirkland.com if to the Trustee:

U.S. Bank National Association

100 Wall Street, 6th floor

New York, NY 10005

Fax: (212) 361-6153 or 212-809-4993

Email: christopher.grell@usbank.com

Attention: Christopher Grell

The Company, any Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

(c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e) Notwithstanding any other provision herein, where this Indenture provides for notice of any event to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f) The Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g) If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 12.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee to take any action under this Indenture, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that (A) subject to Section 5.01(c), no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D and (B) no Opinion of Counsel pursuant to this Section shall be required in connection with the issuance of Notes on the Issue Date.

Section 12.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.07) shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05 No Personal Liability of Directors, Officers, Employees, Members, Partners and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor (other than the Company and the Co-Obligor in respect of the Notes and each Guarantor in respect of its Note Guarantee) under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06 Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.07 Waiver of Jury Trial; Consent to Jurisdiction.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 12.08 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 12.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.13 Electronic Transmission; Electronic Signatures.

The Trustee shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice, and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

Section 12.14 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.15 Facsimile and PDF Delivery of Signature Pages.

The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.16 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.17 Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes of a Series shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes of such Series) payment of principal of, premium, if any, or interest on, the Notes of such Series need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes of such Series, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

(Signatures on following page)

WEWORK COMPANIES LLC

/s/ Jared DeMatteis
Name:	Jared DeMatteis
Title:	Chief Legal Officer

WW CO-OBLIGOR INC.

/s/ Jared DeMatteis
Name:	Jared DeMatteis
Title:	Chief Legal Officer

[Signature page to A&R Indenture]

1 BEACON STREET TENANT LLC
1 BELVEDERE DRIVE TENANT LLC
1 GLENWOOD AVE TENANT LLC
1 LINCOLN STREET TENANT LLC
1 MILK STREET TENANT LLC
1 POST STREET TENANT LLC
1 SOUTH DEARBORN STREET TENANT LLC
1 UNION SQUARE WEST HQ LLC
10 EAST 38TH STREET TENANT LLC
10 EAST 40TH STREET HQ LLC
100 BAYVIEW CIRCLE TENANT LLC
100 BROADWAY TENANT LLC
100 S STATE STREET TENANT LLC
100 SUMMER STREET TENANT LLC
10000 WASHINGTON BOULEVARD TENANT LLC
1001 WOODWARD AVE TENANT LLC
1003 EAST 4TH PLACE TENANT LLC
101 EAST WASHINGTON STREET TENANT LLC
101 MARIETTA STREET NORTHWEST TENANT LLC
101 NORTH 1ST AVENUE TENANT LLC
10250 CONSTELLATION TENANT LLC
1031 SOUTH BROADWAY TENANT LLC
10585 SANTA MONICA BOULEVARD TENANT LLC
10845 GRIFFITH PEAK DRIVE TENANT LLC
10885 NE 4TH STREET TENANT LLC
109 S 5TH STREET TENANT LLC
10900 STONELAKE BOULEVARD TENANT LLC
1099 STEWART STREET TENANT LLC
11 PARK PL TENANT LLC
110 110TH AVENUE NORTHEAST TENANT LLC
110 CORCORAN STREET TENANT LLC
110 WALL MANAGER LLC
1100 15TH STREET NW TENANT LLC
1100 LUDLOW STREET TENANT LLC
1100 MAIN STREET TENANT LLC
1101 CONNECTICUT AVE NW Q LLC
1111 BROADWAY TENANT LLC
1111 WEST 6TH STREET TENANT LLC
1114 W FULTON MARKET Q LLC
1115 BROADWAY Q LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

1115 HOWELL MILL ROAD TENANT LLC
1115 W FULTON MARKET Q LLC
115 BROADWAY TENANT LLC
115 EAST 23RD STREET TENANT LLC
1150 SOUTH OLIVE STREET TENANT LLC
1155 PERIMETER CENTER WEST TENANT LLC
1155 WEST FULTON STREET TENANT LLC
1156 6TH AVENUE TENANT LLC
117 NE 1ST AVE TENANT LLC
1175 PEACHTREE TENANT LLC
11801 DOMAIN BLVD TENANT LLC
12 EAST 49TH STREET TENANT LLC
12 SOUTH 1ST STREET TENANT LLC
120 WEST TRINITY PLACE TENANT LLC
1200 17TH STREET TENANT LLC
1200 FRANKLIN AVENUE TENANT LLC
1201 3RD AVENUE TENANT LLC
1201 WILLS STREET TENANT LLC
1201 WILSON BLVD TENANT LLC
12130 MILLENNIUM DRIVE TENANT LLC
1240 ROSECRANS TENANT LLC
125 S CLARK STREET TENANT LLC
125 WEST 25TH STREET TENANT LLC
12655 JEFFERSON BLVD TENANT LLC
128 SOUTH TRYON STREET TENANT LLC
130 5TH AVENUE TENANT LLC
130 MADISON AVENUE TENANT LLC
130 W 42ND STREET TENANT LLC
1305 2ND STREET Q LLC
1330 LAGOON AVENUE TENANT LLC
1333 NEW HAMPSHIRE AVENUE NORTHWEST
TENANT LLC
135 E 57TH STREET TENANT LLC
135 MADISON AVE TENANT LLC
1372 PEACHTREE STREET NE TENANT LLC
1389 PEACHTREE STREET NORTHWEST TENANT
LLC
1400 LAVACA STREET TENANT LLC
1410 BROADWAY TENANT LLC
1411 4TH AVENUE TENANT LLC
142 W 57TH STREET TENANT LLC
1430 WALNUT STREET TENANT LLC
1440 BROADWAY TENANT LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

1448 NW MARKET STREET TENANT LLC

1449 WOODWARD AVENUE TENANT LLC

145 W 45TH STREET TENANT LLC

1450 BROADWAY TENANT LLC

1453 3RD STREET PROMENADE Q LLC

1455 MARKET STREET TENANT LLC

1460 BROADWAY TENANT LLC

148 LAFAYETTE STREET TENANT LLC

149 5TH AVENUE TENANT LLC

149 MADISON AVENUE TENANT LLC

15 WEST 27TH STREET TENANT LLC

150 4TH AVE N TENANT LLC

152 3RD STREET TENANT LLC

1525 11TH AVE TENANT LLC

1535 BROADWAY TENANT LLC

154 W 14TH STREET TENANT LLC

1547 9TH STREET HQ LLC

1557 WEST INNOVATION WAY TENANT LLC

1560 BROADWAY TENANT LLC

16 EAST 34TH STREET TENANT LLC

160 VARICK STREET TENANT LLC

160 W SANTA CLARA ST TENANT LLC

1600 7TH AVENUE TENANT LLC

1601 ELM STREET TENANT LLC

1601 MARKET STREET TENANT LLC

1601 VINE STREET TENANT LLC

161 AVENUE OF THE AMERICAS TENANT LLC

1615 PLATTE STREET TENANT LLC

1619 BROADWAY TENANT LLC

166 GEARY STREET HQ LLC

1660 LINCOLN STREET TENANT LLC

167 N GREEN STREET TENANT LLC

1700 LINCOLN STREET TENANT LLC

1725 HUGHES LANDING BOULEVARD TENANT LLC

1730 MINOR AVENUE TENANT LLC

17300 LAGUNA CANYON ROAD TENANT LLC

177 E COLORADO BLVD TENANT LLC

1775 TYSONS BOULEVARD TENANT LLC

18 WEST 18TH STREET TENANT LLC

180 GEARY STREET HQ LLC

180 SANSOME STREET TENANT LLC

1814 FRANKLIN ST Q LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

18191 VON KARMAN AVENUE TENANT LLC

1825 SOUTH GRANT STREET TENANT LLC

1828 WALNUT ST TENANT LLC

183 MADISON AVENUE Q LLC

1840 GATEWAY DR TENANT LLC

185 MADISON AVENUE TENANT LLC

18691 JAMBOREE ROAD TENANT LLC

1875 K STREET NW TENANT LLC

1881 BROADWAY HQ LLC

1900 MARKET STREET TENANT LLC

1900 POWELL STREET TENANT LLC

1910 NORTH OLA AVENUE TENANT LLC

1920 MCKINNEY AVE TENANT LLC

195 MONTAGUE STREET TENANT LLC

199 WATER STREET TENANT LLC

2 BELVEDERE DRIVE TENANT LLC

2 EMBARCADERO CENTER TENANT LLC

2 NORTH LASALLE STREET TENANT LLC

20 W KINZIE TENANT LLC

200 BERKELEY STREET TENANT LLC

200 MASSACHUSETTS AVE NW TENANT LLC

200 PORTLAND TENANT LLC

200 SOUTH BISCAYNE BLVD TENANT LLC

200 SOUTH ORANGE AVENUE TENANT LLC

200 SPECTRUM CENTER DRIVE TENANT LLC

201 SPEAR ST TENANT LLC

2031 3RD AVE TENANT LLC

205 HUDSON STREET TENANT LLC

205 NORTH DETROIT STREET TENANT LLC

21 PENN PLAZA TENANT LLC

210 N GREEN PARTNERS LLC

210 N GREEN PROMOTER LLC

2120 BERKELEY WAY TENANT LLC

21255 BURBANK BOULEVARD TENANT LLC

214 WEST 29TH STREET TENANT LLC

22 CORTLANDT STREET HQ LLC

2201 BROADWAY TENANT LLC

221 6TH STREET TENANT LLC

2211 MICHELSON DRIVE TENANT LLC

222 KEARNY STREET TENANT LLC

222 NORTH SEPULVEDA TENANT LLC

222 S RIVERSIDE PLAZA TENANT LLC

2221 PARK PLACE TENANT LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

2222 PONCE DE LEON BLVD TENANT LLC

225 SOUTH 6TH ST TENANT LLC

225 W 39TH STREET TENANT LLC

229 WEST 36TH STREET TENANT LLC

231 11TH AVE TENANT LLC

2323 DELGANY STREET TENANT LLC

24 FARNSWORTH STREET Q LLC

2-4 HERALD SQUARE TENANT LLC

2401 ELLIOTT AVENUE TENANT LLC

2420 17TH STREET TENANT LLC

2425 EAST CAMELBACK ROAD TENANT LLC

245 LIVINGSTON ST Q LLC

25 WEST 45TH STREET HQ LLC

250 E 200 S TENANT LLC

250 PARK AVENUE TENANT LLC

255 GIRALDA AVENUE TENANT LLC

255 GREENWICH STREET TENANT LLC

255 S KING ST TENANT LLC

2600 EXECUTIVE PARKWAY TENANT LLC

2700 POST OAK BLVD. TENANT LLC

27-01 QUEENS PLAZA NORTH TENANT LLC

2755 CANYON BLVD WW TENANT LLC

28 2ND STREET TENANT LLC

28 WEST 44TH STREET HQ LLC

29 WEST 30TH STREET TENANT LLC

30 HUDSON STREET TENANT LLC

30 WALL STREET TENANT LLC

300 MORRIS STREET TENANT LLC

300 PARK AVENUE TENANT LLC

3000 OLYM BOULEVARD TENANT LLC

3000 S ROBERTSON BLVD Q LLC

3001 BISHOP DRIVE TENANT LLC

3090 OLIVE STREET TENANT LLC

31 ST JAMES AVE TENANT LLC

3101 PARK BOULEVARD TENANT LLC

311 W 43RD STREET TENANT LLC

3120 139TH AVENUE SOUTHEAST TENANT LLC

315 EAST HOUSTON TENANT LLC

315 W 36TH STREET TENANT LLC

316 WEST 12TH STREET TENANT LLC

3200 PARK CENTER DRIVE TENANT LLC

3219 KNOX STREET TENANT LLC

3280 PEACHTREE ROAD NE TENANT LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

33 ARCH STREET TENANT LLC

33 EAST 33RD STREET TENANT LLC

33 IRVING TENANT LLC

330 NORTH WABASH TENANT LLC

3300 N. INTERSTATE 35 TENANT LLC

332 S MICHIGAN TENANT LLC

333 WEST SAN CARLOS TENANT LLC

3365 PIEDMONT ROAD TENANT LLC

340 BRYANT STREET HQ LLC

345 4TH STREET TENANT LLC

345 WEST 100 SOUTH TENANT LLC

35 EAST 21ST STREET HQ LLC

353 SACRAMENTO STREET TENANT LLC

35-37 36TH STREET TENANT LLC

360 NW 27TH STREET TENANT LLC

3600 BRIGHTON BOULEVARD TENANT LLC

38 WEST 21ST STREET TENANT LLC

385 5TH AVENUE Q LLC

3900 W ALAMEDA AVE TENANT LLC

391 SAN ANTONIO ROAD TENANT LLC

40 WATER STREET TENANT LLC

400 CALIFORNIA STREET TENANT LLC

400 CAPITOL MALL TENANT LLC

400 CONCAR DRIVE TENANT LLC

400 LINCOLN SQUARE TENANT LLC

400 SPECTRUM CENTER DRIVE TENANT LLC

4005 MIRANDA AVE TENANT LLC

401 SAN ANTONIO ROAD TENANT LLC

404 FIFTH AVENUE TENANT LLC

4041 MACARTHUR BOULEVARD TENANT LLC

405 MATEO STREET TENANT LLC

408 BROADWAY TENANT LLC

410 NORTH SCOTTSDALE ROAD TENANT LLC

414 WEST 14TH STREET HQ LLC

415 MISSION STREET TENANT LLC

419 PARK AVENUE SOUTH TENANT LLC

420 5TH AVENUE Q LLC

420 COMMERCE STREET TENANT LLC

424-438 FIFTH AVENUE TENANT LLC

428 BROADWAY TENANT LLC

429 LENOX AVE TENANT LLC

430 PARK AVENUE TENANT LLC

4311 11TH AVENUE NORTHEAST TENANT LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

433 HAMILTON AVENUE TENANT LLC

437 5TH AVENUE Q LLC

437 MADISON AVENUE TENANT LLC

44 EAST 30TH STREET HQ LLC

44 MONTGOMERY STREET TENANT LLC

44 WALL STREET HQ LLC

448 NORTH LASALLE STREET TENANT LLC

45 WEST 18TH STREET TENANT LLC

450 LEXINGTON TENANT LLC

460 PARK AVE SOUTH TENANT LLC

460 WEST 50 NORTH TENANT LLC

475 SANSOME ST TENANT LLC

483 BROADWAY TENANT LLC

49 WEST 27TH STREET HQ LLC

490 BROADWAY TENANT LLC

50 W 28TH STREET TENANT LLC

500 11TH AVE NORTH TENANT LLC

500 7TH AVENUE TENANT LLC

501 BOYLSTON STREET TENANT LLC

501 EAST KENNEDY BOULEVARD TENANT LLC

501 EAST LAS OLAS BLVD TENANT LLC

501 EASTLAKE TENANT LLC

5049 EDWARDS RANCH TENANT LLC

505 MAIN STREET TENANT LLC

505 PARK AVENUE Q LLC

50-60 FRANCISCO STREET TENANT LLC

511 W 25TH STREET TENANT LLC

515 FOLSOM STREET TENANT LLC

515 N STATE STREET TENANT LLC

5161 LANKERSHIM BOULEVARD TENANT LLC

5215 NORTH O’CONNOR BOULEVARD TENANT LLC

524 BROADWAY TENANT LLC

525 BROADWAY TENANT LLC

53 BEACH STREET TENANT LLC

540 BROADWAY Q LLC

545 BOYLSTON STREET Q LLC

546 5TH AVENUE TENANT LLC

550 7TH AVENUE HQ LLC

550 KEARNY STREET HQ LLC

57 E 11TH STREET TENANT LLC

575 5TH AVENUE TENANT LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

575 LEXINGTON AVENUE TENANT LLC

5750 WILSHIRE BOULEVARD TENANT LLC

5960 BERKSHIRE LANE TENANT LLC

599 BROADWAY TENANT LLC

6 EAST 32ND STREET WW Q LLC

600 B STREET TENANT LLC

600 CALIFORNIA STREET TENANT LLC

600 H APOLLO TENANT LLC

6001 CASS AVENUE TENANT LLC

601 SOUTH FIGUEROA STREET TENANT LLC

606 BROADWAY TENANT LLC

609 5TH AVENUE TENANT LLC

609 GREENWICH STREET TENANT LLC

609 MAIN STREET TENANT LLC

611 NORTH BRAND BOULEVARD TENANT LLC

615 S. TENANT LLC

625 MASSACHUSETTS TENANT LLC

625 WEST ADAMS STREET TENANT LLC

63 MADISON AVENUE TENANT LLC

65 EAST STATE STREET TENANT LLC

650 CALIFORNIA STREET TENANT LLC

6543 SOUTH LAS VEGAS BOULEVARD TENANT LLC

655 MONTGOMERY ST TENANT LLC

655 NEW YORK AVENUE NORTHWEST TENANT LLC

660 J STREET TENANT LLC

660 NORTH CAPITOL ST NW TENANT LLC

6655 TOWN SQUARE TENANT LLC

67 IRVING PLACE TENANT LLC

6900 NORTH DALLAS PARKWAY TENANT LLC

695 TOWN CENTER DRIVE TENANT LLC

7 WEST 18TH STREET TENANT LLC

700 K STREET NW TENANT LLC

700 SW 5TH TENANT LLC

708 MAIN ST TENANT LLC

71 5TH AVENUE TENANT LLC

71 STEVENSON STREET Q LLC

711 ATLANTIC AVE TENANT LLC

725 PONCE DE LEON AVE NE TENANT LLC

7272 WISCONSIN AVENUE TENANT LLC

729 WASHINGTON AVE TENANT LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

7300 DALLAS PARKWAY TENANT LLC

731 SANSOME STREET TENANT LLC

75 ARLINGTON STREET TENANT LLC

75 E SANTA CLARA STREET TENANT LLC

75 ROCK PLZ TENANT LLC

750 LEXINGTON AVENUE TENANT LLC

750 WHITE PLAINS ROAD TENANT LLC

755 SANSOME STREET TENANT LLC

756 W PEACHTREE TENANT LLC

77 SANDS TENANT LLC

77 SANDS WW CORPORATE TENANT LLC

77 SLEEPER STREET TENANT LLC

7761 GREENHOUSE RD TENANT LLC

777 6TH STREET NW TENANT LLC

78 SW 7TH STREET TENANT LLC

8 W 40TH STREET TENANT LLC

800 BELLEVUE WAY TENANT LLC

800 MARKET STREET TENANT LLC

800 NORTH HIGH STREET TENANT LLC

801 B. SPRINGS ROAD TENANT LLC

808 WILSHIRE BOULEVARD TENANT LLC

820 18TH AVE SOUTH TENANT LLC

821 17TH STREET TENANT LLC

83 MAIDEN LANE Q LLC

830 BRICKELL PLAZA TENANT LLC

830 NE HOLLADAY STREET TENANT LLC

8305 SUNSET BOULEVARD HQ LLC

8687 MELROSE AVENUE TENANT LLC

8687 MELROSE GREEN TENANT LLC

88 U PLACE TENANT LLC

880 3RD AVE TENANT LLC

881 PEACHTREE STREET NORTHEAST TENANT LLC

8910 UNIVERSITY CENTER LANE TENANT LLC

90 SOUTH 400 WEST TENANT LLC

901 NORTH GLEBE ROAD TENANT LLC

901 WOODLAND ST TENANT LLC

902 BROADWAY TENANT LLC

920 5TH AVE TENANT LLC

920 SW 6TH AVENUE TENANT LLC

9200 TIMPANOGOS HIGHWAY TENANT LLC

925 4TH AVENUE TENANT LLC

925 N LA BREA AVE TENANT LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

9777 WILSHIRE BOULEVARD Q LLC

980 6TH AVENUE TENANT LLC

9830 WILSHIRE BOULEVARD TENANT LLC

99 CHAUNCY STREET Q LLC

99 HIGH STREET TENANT LLC

BIRD INVESTCO LLC

CITIES BY WE LLC

EUCLID LLC

FIELDLENS LLC

FIVE HUNDRED FIFTH AVENUE HQ LLC

INSURANCE SERVICES BY WEWORK LLC

KAPE LLC

LEGACY TENANT LLC

MAILROOM BAR AT 110 WALL LLC

ONE GOTHAM CENTER TENANT LLC

ONE METROPOLITAN SQUARE TENANT LLC

PARKMERCED PARTNER LLC

PLAY BY WEWORK LLC

POWERED BY WE LLC

PROJECT CAESAR LLC

PROJECT STANDBY I LLC

PROLIFIC INTERACTIVE LLC

PXWE FACILITY & ASSET MANAGEMENT

SERVICES LLC

SOUTH TRYON STREET TENANT LLC

SPACIOUS TECHNOLOGIES, LLC

THE HUB TENANT LLC

WALTZ MERGER SUB LLC

WE RISE SHELL LLC

WE WORK 154 GRAND LLC

WE WORK 349 5TH AVE LLC

WE WORK MANAGEMENT LLC

WE WORK RETAIL LLC

WEINSURE HOLDCO LLC

WELKIO LLC

WEWORK 156 2ND LLC

WEWORK 175 VARICK LLC

WEWORK 25 TAYLOR LLC

WEWORK 261 MADISON LLC

WEWORK 54 WEST 40TH LLC

WEWORK ASSET MANAGEMENT LLC

WEWORK COMMONS LLC

WEWORK COMPANIES PARTNER LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

WEWORK CONSTRUCTION LLC

WEWORK HOLDINGS LLC

WEWORK INTERCO LLC

WEWORK LA LLC

WEWORK LABS ENTITY LLC

WEWORK LITTLE WEST 12TH LLC

WEWORK MAGAZINE LLC

WEWORK REAL ESTATE LLC

WEWORK SERVICES LLC

WEWORK SPACE SERVICES LLC

WEWORK WELLNESS LLC

WILDGOOSE I LLC

WW 1010 HANCOCK LLC

WW 107 SPRING STREET LLC

WW 11 JOHN LLC

WW 110 WALL LLC

WW 111 WEST ILLINOIS LLC

WW 115 W 18TH STREET LLC

WW 1161 MISSION LLC

WW 120 E 23RD STREET LLC

WW 1328 FLORIDA AVENUE LLC

WW 1550 WEWATTA STREET LLC

WW 1601 FIFTH AVENUE LLC

WW 1875 CONNECTICUT LLC

WW 2015 SHATTUCK LLC

WW 205 E 42ND STREET LLC

WW 210 N GREEN LLC

WW 220 NW EIGHTH AVENUE LLC

WW 222 BROADWAY LLC

WW 2221 SOUTH CLARK LLC

WW 240 BEDFORD LLC

WW 25 BROADWAY LLC

WW 312 ARIZONA LLC

WW 350 LINCOLN LLC

WW 379 W BROADWAY LLC

WW 401 PARK AVENUE SOUTH LLC

WW 5 W 125TH STREET LLC

WW 500 YALE LLC

WW 51 MELCHER LLC

WW 520 BROADWAY LLC

WW 535 MISSION LLC

WW 555 WEST 5TH STREET LLC

WW 5782 JEFFERSON LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

WW 600 CONGRESS LLC

WW 641 S STREET LLC

WW 718 7TH STREET LLC

WW 745 ATLANTIC LLC

WW 79 MADISON LLC

WW 81 PROSPECT LLC

WW 811 WEST 7TH STREET LLC

WW 85 BROAD LLC

WW 995 MARKET LLC

WW BROOKLYN NAVY YARD LLC

WW BUILDCO LLC

WW ENLIGHTENED HOSPITALITY INVESTOR LLC

WW ONSITE SERVICES AAG LLC

WW ONSITE SERVICES EXP LLC

WW ONSITE SERVICES LLC

WW ONSITE SERVICES SFI LLC

WW ONSITE SERVICES SUM LLC

WW PROJECT SWIFT DEVELOPMENT LLC

WW PROJECT SWIFT MEMBER LLC

WW VENDORCO LLC

WWCO ARCHITECTURE HOLDINGS LLC.

WW HOLDCO LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer

[Signature page to A&R Indenture]

655 15TH STREET NW TENANT LLC 1701 RHODE ISLAND AVENUE NORTHWEST TENANT LLC 80 M STREET SE TENANT LLC
WEWORK SPACE SERVICES INC.
THE WE COMPANY MANAGEMENT LLC
MISSIONU PBC

By:	/s/ Timothy Fetten
Name: Timothy Fetten
Title: Treasurer

[Signature page to A&R Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Christopher J. Grell
Name: Christopher J. Grell
Title: Vice President

Signature page to Indenture for 5.00% Senior Notes due 2025

APPENDIX A

PROVISIONS RELATING TO THE NOTES

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Company to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of Euroclear System or any successor securities clearing agency.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b) Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Automatic Exchange”	2.2(i)
“Automatic Exchange Date”	2.2(i)

Term:	Defined in Section:
“4(a)(2) Notes”	2.1(a)
“Automatic Exchange Notice”	2.2(i)
“Automatic Exchange Notice Date”	2.2(i)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“IAI Global Note”	2.1(b)
“OID Notes Legend”	2.2(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1 Form and Dating.

(a) The Original Notes shall be cancelled in connection with its subdivision into the Initial Series I Notes and Initial Series II Notes on the Restatement Effective Date in accordance with Section 2.01 and 2.02 of the Indenture. Additional Notes of either Series may from time to time be (A) offered and sold by the Company in reliance on Section 4(a)(2) of the Securities Act (“4(a)(2) Notes”) or (B) (i) offered and sold by the Company to the initial purchasers thereof and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). In addition to the foregoing, additional Series II Notes may also be issued in connection with a Series I Note Exchange.

(b) Global Notes. Except as provided below with respect to the Initial Series I Notes, 4(a)(2) Notes of each Series shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered PP-1 upward (collectively, the “4(a)(2) Global Note”), the Rule 144A Notes of each Series shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes of each Series shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered RIAI-1 upward (collectively, the “IAI Global Note”) shall also be issued at the request of the Trustee, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture to accommodate transfers of beneficial interests in the Notes of a Series to IAIs subsequent to the initial distribution. Any 4(a)(2) Global Note, Rule 144A Global Note, IAI Global Note, Regulation S Global Note and Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” The Initial Series 1 Notes shall initially be issued as 4(a)(2) Notes in the form of Definitive Notes numbered PP-1 upward (without duplication of any numbered 4(a)(2) Global Note) but may be exchanged for beneficial interests in a Global Note representing Series I Notes or, in connection with a Series I Note Exchange, Series II Notes, in each case

Appendix A-2

as provided herein. Each Global Note of a Series shall represent such of the outstanding Notes of such Series as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes of such Series from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes of such Series represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note of a Series to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes of such Series represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.2(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.01 or Section 2.02, as applicable, of this Indenture and pursuant to an order of the Company signed by one Officer of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A or in Section 2.02 of the Indenture, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes of a Series are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of such Series (or, in the case of a Series I Note Exchange, an equal aggregate principal amount of Definitive Notes constituting Series II Notes and, if applicable in a partial Series I Note Exchange, Series I Notes) of other authorized denominations,

Appendix A-3

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing;

(2) in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(3) in the case of a Series I Note Exchange, the Holder of the Series I Note subject to such Series I Note Exchange shall have provided to the Trustee a certification by such Holder in the form of Exhibit B to this Indenture with respect to the Series II Notes to be issued in connection therewith.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note of a Series, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:

(i) a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto;

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to the applicable Global Note of such Series (or, in the case of a Series I Note Exchange, the applicable Global Notes representing Series II Notes) to reflect an increase in the aggregate principal amount of the Notes of the applicable Series represented by such Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase; and

(iii) in the case of a Series I Note Exchange, a certification by the Holder of the Series I Note being delivered in the form of Exhibit B to this Indenture with respect to the Series II Notes to be issued in connection therewith, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the applicable Global Note of such Series (or, in the case of a Series I Note Exchange, the aggregate principal amount of Series II Notes represented by the applicable Global Note) to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the applicable Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

Appendix A-4

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note of such Series and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note of a Series to a beneficial interest in another Global Note of the same Series, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) If the proposed transfer is a transfer of a beneficial interest in one Global Note of Series I Notes to a beneficial interest in a Global Note of Series II Notes in connection with a Series I Note Exchange, the Holder of the Series I Note being transferred shall deliver a certificate in the form of Exhibit B to this Indenture with respect to the Series II Notes to be issued in connection therewith, and, subject to and in accordance with the Depositary’s procedures, the Registrar shall reflect on its books and records the date and increase in the principal amount of the Global Note for Series II Notes to which such interest is being transferred in an amount equal to the principal amount of the interest so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note for Series I Notes from which such interest is being transferred.

(iv) Notwithstanding any other provisions of this Appendix A (other than the provisions of Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i) Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note of a Series to a transferee who takes delivery of such interest through another Transfer Restricted Global Note of the same Series shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. In addition, in the case of a transfer of a beneficial interest in a Regulation S Global Note, 4(a)(2) Global Note or a Rule 144A Global Note of a Series for an interest in an IAI Global Note of the same Series, the transferee must furnish a signed letter substantially in the form of Exhibit C to the Trustee.

Appendix A-5

(ii) Prior to the expiration of the applicable Distribution Compliance Period, (A) each Regulation S Global Note shall be a temporary global security for purposes of Rules 903 and 904 under the Securities Act, whether or not designated as such on the face of such Note, and (B) beneficial ownership interests in such Regulation S Global Note may only be held through Euroclear or Clearstream. During the applicable Distribution Compliance Period, beneficial ownership interests in a Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a 4(a)(2) Global Note, Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the applicable Distribution Compliance Period. Upon the expiration of the applicable Distribution Compliance Period, beneficial ownership interests in a Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(iii) Upon the expiration of the applicable Distribution Compliance Period, beneficial interests in the Regulation S Global Note of a Series may be exchanged for beneficial interests in an Unrestricted Global Note of such Series upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv) Beneficial interests in a Transfer Restricted Note that is a 4(a)(2) Global Notes, a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(v) If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Company shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e) Legends.

(i) Except as permitted by Section 2.2(d), this Section 2.2(e) and Section 2.2(i) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH

Appendix A-6

REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. [IN THE CASE OF 4(A)(2) NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS (I) A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), OR (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT), AND AGREES THAT IT WITHIN THE TIME PERIOD REFERRED TO UNDER RULE 144 (TAKING INTO ACCOUNT THE PROVISIONS OF RULE 144(d) UNDER THE SECURITIES ACT, IF APPLICABLE) UNDER THE SECURITIES ACT AS IN EFFECT ON THE DATE OF THE TRANSFER OF THIS SECURITY, TO OFFER, RESELL OR OTHERWISE TRANSFER THIS SECURITY] [IN THE CASE OF RULE 144 NOTES AND REGULATION S NOTES: THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF AT LEAST $250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]]

Appendix A-7

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY (INCLUDING ANY INTEREST THEREIN), THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT (EACH OF THE FOREGOING, A “PLAN”), OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY (INCLUDING ANY INTEREST THEREIN) WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

Appendix A-8

Any Note issued with original issue discount will also bear the following additional legend (“OID Notes Legend”):

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST, THE COMPANY WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE TREASURER OF THE COMPANY AT 575 LEXINGTON AVENUE, 16TH FLOOR, NEW YORK, NY 10022.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note of a Series, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note of the same Series (or, in the case of a Series I Note Exchange, a Definitive Note that is a Series II Note) that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Company or the Trustee may reasonably request.

(iii) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.15, 4.16 and 9.04 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar shall deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Appendix A-9

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall, except as expressly provided herein with respect to any Series I Note Exchange, be entitled to the same benefits under this Indenture as the Notes of the Series surrendered upon such transfer or exchange and constitute part of the same Series of Notes as the Notes so surrendered.

(v) In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(i) Automatic Exchange of Beneficial Interests in a Global Note that is a Transfer Restricted Note for Beneficial Interests in an Unrestricted Global Note. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note that is a Transfer Restricted Note of a Series may be automatically exchanged into beneficial interests in an Unrestricted Global Note of the same Series without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (i) with respect to any Note delivered on the Restatement Effective Date, the later of (A) the Issue Date and (B) the last date on which the Company or any Affiliate of the Company was the owner of such Note (or of any other Global Note with the same CUSIP number)

Appendix A-10

or (ii) with respect to any Additional Note, if any, the later of (A) the issue date of such Additional Note and (B) the last date on which the Company or any Affiliate of the Company was the owner of such Note (or of any other Global Note with the same CUSIP number), or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company shall (I) provide written notice to the Trustee at least seven calendar days prior to the Automatic Exchange, instructing the Trustee to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Global Note that is a Transfer Restricted Note to the Unrestricted Global Note of such Series, which the Company shall have previously otherwise made eligible for exchange with the DTC, (II) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the Note Register at least seven calendar days prior to the Automatic Exchange (the “Automatic Exchange Notice Date”), which notice must include (1) the Automatic Exchange Date, (2) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (3) the “CUSIP” number of the Global Note that is a Transfer Restricted Note from which such Holder’s beneficial interests will be transferred and (4) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (III) on or prior to the date of the Automatic Exchange, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, of the same Series as, and in an aggregate principal amount equal to the aggregate principal amount of, Global Notes that are Transfer Restricted Notes to be exchanged. At the Company’s request on no less than five calendar days’ notice, the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice (which shall be prepared by the Company) to each Holder at such Holder’s address appearing in the Note Register. Notwithstanding anything to the contrary in this Section 2.2(i), during the period between the Automatic Exchange Notice Date and the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.2(i) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to rely upon, an Officer’s Certificate and/or Opinion of Counsel in form reasonably acceptable to the Trustee to the effect that no registration under the Securities Act is required in respect of the Automatic Exchange or re-sales of beneficial interests in such Unrestricted Global Note that are beneficially owned by a holder of beneficial interests therein upon the Automatic Exchange. The Company may request from Holders such information as it reasonably determines is required in order to be able to deliver such Officer’s Certificate. Upon such exchange of beneficial interests pursuant to this Section 2.2(i), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Global Note that is a Transfer Restricted Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

Section 2.3 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes of the same Series in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, (ii) an Event of Default with respect to such Series of Notes has occurred and is continuing and the Registrar has received a request from the Depositary or (iii) the Company, in its sole discretion and subject to the procedures of the Depositary, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under

Appendix A-11

this Indenture. In addition, any Affiliate of the Company or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note of the same Series by providing a written request to the Company and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Company or Trustee. Notwithstanding anything to the contrary in this Section 2.3, no Regulation S Global Note may be exchanged for a Definitive Note until the end of the Distribution Compliance Period applicable to such Regulation S Global Note and receipt by the Trustee and the Company of any certificates required by either of them pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations and of the same Series as such Global Note. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes of the applicable Series.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

Appendix A-12

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

[Insert the OID Notes Legend, if applicable, pursuant to the provisions of the Indenture.]

[CUSIP [             ]

ISIN [             ]]1

[4(a)(2)] [RULE 144A][REGULATION S] NOTE

5.00% Senior Notes due 2025, [Series I][Series II]

No. [PP-__] [RA-__] [RS-__] [RIAI-__] [U-__]	$[______________]

WEWORK COMPANIES LLC

WW CO-OBLIGOR INC.

promises to pay to [        ] or registered assigns the principal sum of $[_______] ([_______] Dollars) on July 10, 2025, [as such amount may be changed from time to time pursuant to the Schedule of Exchanges of Interests in the Global Note attached hereto]2.

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

[1]	If applicable.
[2]	To be included in Global Notes only.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

WEWORK COMPANIES LLC

By:
Name:
Title:

WEWORK CO-OBLIGOR. INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the [Series I][Series II] Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

5.00% Senior Notes due 2025, [Series I][Series II]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. WeWork Companies LLC, a Delaware limited liability company (the “Company”), promises to pay interest on the principal amount of this Note at 5.00% per annum until but excluding maturity. The Company shall pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). [Interest on the Series I Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including August 1, 2021] [Interest on the Series II Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance]; provided that the first Interest Payment Date shall be February 1, 2022. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the [Series I][Series II] Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the [Series I][Series II] Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Company shall pay interest on the [Series I][Series II] Notes to the Persons who are registered holders of [Series I][Series II] Notes at the close of business on the January 15 or July 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such [Series I][Series II] Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the [Series I][Series II] Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other [Series I][Series II] Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Company issued the [Series I][Series II] Notes under an Amended and Restated Senior Notes Indenture, dated as of December 16, 2021 (as amended or supplemented from time to time, the “Indenture”), among WeWork Companies LLC, WeWork Co-Obligor Inc., the Guarantors named therein and the Trustee. This [Series I][Series II] Note is one of a duly authorized issue of notes of the Company designated as its 5.00% Senior Notes due 2025, [Series I][Series II]. The Company shall be entitled to issue Additional [Series I][Series II] Notes pursuant to Section 2.01 and Section 4.09 of the Indenture. The Notes and any Additional [Series I][Series II] Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The [Series

I][Series II] Notes are subject to the terms described in the Indenture. Any term used in this [Series I][Series II] Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this [Series I][Series II] Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The [Series I][Series II] Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the [Series I][Series II] Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The [Series I][Series II] Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of [Series I][Series II] Notes may be registered and [Series I][Series II] Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any [Series I][Series II] Note or portion of a [Series I][Series II] Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer or Asset Disposition Offer, except for the unredeemed portion of any [Series I][Series II] Note being redeemed or repurchased in part.

7. PERSONS DEEMED OWNERS. The registered Holder of a [Series I][Series II] Note shall be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the [Series I][Series II] Notes and the related Note Guarantees may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the [Series I][Series II] Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default with respect to the [Series I][Series II] Notes, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This [Series I][Series II] Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THIS [SERIES I][SERIES II] NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12. CO-OBLIGOR. Co-Obligor is a co-obligor of the [Series I][Series II] Notes, liable for the due and punctual payment of the principal of, and interest on, all of the [Series I][Series II] Notes. Co-Obligor and the Company, as co-obligors, shall be unconditionally jointly and severally liable for the due and punctual payment of the principal of, premium, if any, and interest on, all of the [Series I][Series II] Notes, and for all Obligations under the Indenture and in connection with the [Series I][Series II] Notes.

13. [CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the [Series I][Series II] Notes, and the][The] Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the [Series I][Series II] Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

c/o WeWork Companies LLC

575 Lexington Avenue, 16th Floor., New York, NY 10022

Email: legal@wework.com

Attention: Chief Legal Officer

ASSIGNMENT FORM

To assign this [Series I][Series II] Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this [Series I][Series II] Note on the books of the Company. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this [Series I][Series II] Note)

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $_________ principal amount of [Series I][Series II] Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a [Series I][Series II] Note or [Series I][Series II] Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	[Series I Notes only] [has requested the Trustee by written order to deliver Series II Notes in exchange for Series I Notes in connection with a Series I Note Exchange; or]

☐	has requested the Trustee by written order to exchange or register the transfer of a [Series I][Series II] Note or [Series I][Series II] Notes.

In connection with any transfer of any of the [Series I][Series II] Notes evidenced by this certificate, the undersigned confirms that such [Series I][Series II] Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1) ☐	to the Company or subsidiary thereof; or

(2) ☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3) ☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4) ☐

to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5) ☐

pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the [Series I][Series II] Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6) ☐

to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7) ☐	pursuant to Rule 144 under the Securities Act; or

(8) ☐	pursuant to another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the [Series I][Series II] Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Company or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature
Date:
Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this [Series I][Series II] Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	NOTICE:	To be executed by an executive officer
Name:
Title:

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A

REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE,

PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE3

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐

the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this [Series I][Series II] Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the [Series I][Series II] Notes.

Dated:
Your Signature

[3]	Include only for Regulation S Global Notes.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this [Series I][Series II] Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box below:

[    ] Section 4.15            [    ] Section 4.16

If you want to elect to have only part of this [Series I][Series II] Note purchased by the Company pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$_______________	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this [Series I][Series II] Note)

Tax Identification No.:

Signature Guarantee*: __________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF

LETTER OF REPRESENTATIONS IN CONNECTION WITH SERIES I NOTE EXCHANGE

U.S. Bank National Association

100 Wall Street, 6th floor

New York, NY 10005

Attention: Christopher Grell

Ladies and Gentlemen:

This letter is delivered to request an exchange of $[_______] principal amount of the 5.00% Senior Notes due 2025, Series I (the “Series I Notes”) of WeWork Companies LLC (the “Company”) into a like principal amount of 5.00% Senior Notes due 2025, Series II (the “Series II Notes”) of the Company pursuant to a Series I Note Exchange (as defined in that certain Amended and Restated Senior Notes Indenture, dated as of December 16, 2021 (as amended or supplemented from time to time, the “Indenture”), by and among the Company, WeWork Co-Obligor Inc., the Guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”)).

The undersigned hereby represents and warrants on behalf of the Holder named below that all Series II Notes to be issued in connection with the Series I Note Exchange referenced above will either be issued for the account of beneficial owners that are not Affiliates of the Company or the undersigned or will be promptly transferred for the account of such non-Affiliate beneficial owners pursuant to agreements existing on the date hereof.

HOLDER:	,

by:

B-1

EXHIBIT C

FORM OF

INSTITUTIONAL ACCREDITED INVESTOR TRANSFEREE LETTER OF REPRESENTATIONS

WeWork Companies LLC

575 Lexington Avenue, 16th Floor, New York, NY 10022

Email: legal@wework.com

Attention: Chief Legal Officer

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[_______] principal amount of the 5.00% Senior Notes due 2025, [Series I][Series II] (the “Notes”) of WeWork Companies LLC (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:________________________

Address:______________________

Taxpayer ID Number:____________

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to Section 2.2(d) of Appendix A to the indenture under which the Notes were issued prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

TRANSFEREE:	,

by:

C-1

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________] [__], 202[_], among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of WeWork Companies LLC, a Delaware limited liability company (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Company and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an Amended and Restated Senior Notes Indenture (the “Indenture”), dated as of December 16, 2021, providing for the issuance of an unlimited aggregate principal amount of 5.00% Senior Notes due 2025 (the “Notes”), in the form of Series I Notes and Series II Notes (each as defined in the Indenture);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

D-1

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

D-2